Exhibit 2.1

Execution Version

MERGER AGREEMENT

BY AND AMONG

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC. (“PARENT”),

RB FIRST MERGER SUB INC. (“MERGER SUB INC.”),

RB SECOND MERGER SUB LLC (“MERGER SUB LLC”)

REDWOOD OPCO MERGER SUB (“OPCO MERGER SUB LLC”),

REDBOX ENTERTAINMENT, INC. (“COMPANY”), AND

REDWOOD INTERMEDIATE LLC (“OPCO LLC”)

DATED AS OF MAY 10, 2022

i

MERGER AGREEMENT

THIS MERGER AGREEMENT is made and entered into as of May 10, 2022, by and among Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation (“Parent”), RB First Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub Inc.”), RB Second Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub LLC”), Redwood Opco Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Opco Merger Sub LLC”), Redbox Entertainment Inc., a Delaware corporation (“Company”), and Redwood Intermediate LLC, a Delaware limited liability company (“Opco LLC”). The term “Agreement” as used herein refers to this Merger Agreement, as the same may be amended from time to time, and all schedules hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined in the preambles to Articles III and IV hereof, respectively). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the Parties intend to effect (i) at the Effective Time, (A) the merger (the “First Company Merger”) of Merger Sub Inc. with and into the Company, with the Company continuing as the surviving entity (the “Surviving Corporation”), on the terms and subject to the conditions set forth herein; and (B) simultaneously with the First Company Merger, the merger (the “Opco Merger”) of Opco Merger Sub LLC with and into Opco LLC, with Opco LLC continuing as the surviving entity (the “Opco Surviving Company”); and (ii) immediately following the First Company Merger and Opco Merger, the merger (the “Second Company Merger” and, together with the First Company Merger, the “Integrated Mergers,” and the Integrated Mergers together with the Opco Merger, the “Mergers”) of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) declared that this Agreement and the transactions contemplated by this Agreement (collectively, the “Transactions”) are in the best interests of, Parent and its stockholders (the “Parent Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that the issuance of the shares of Parent Class A Common Stock (as defined) constituting the Merger Consideration and other shares of Parent Class A Common Stock to be issued in the Transactions, as provided for in Article II (the “Parent Stock Issuance”), be submitted to the Parent Stockholders for approval and (iv) recommended that the Parent Stockholders approve the Parent Stock Issuance (the “Parent Board Recommendation”);

WHEREAS, the Board of Directors of Merger Sub Inc. has approved, adopted and declared advisable this Agreement and the Transactions (including the First Company Merger);

WHEREAS, Parent (i) as the sole stockholder of Merger Sub Inc., will adopt this Agreement promptly following its execution; (ii) as the sole member of Opco Merger Sub LLC, has adopted this Agreement concurrently with its execution; and (iii) as the sole member of Merger Sub LLC, has adopted this Agreement concurrently with its execution;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) declared that this Agreement and the Transactions (including the Integrated Mergers) are in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions (including the Integrated Mergers) and (iii) recommended that the Company Stockholders approve and adopt this Agreement and the Transactions, including the Integrated Mergers (the “Company Board Recommendation”), at a duly held meeting of the Company Stockholders called for such purpose;

WHEREAS, the Board of Directors of the Company, on behalf of the Company, in its capacity as the managing member of Opco LLC, has (i) determined that this Agreement and the Transactions (including the Opco Merger) are in the best interests of, Opco LLC and its members and (ii) approved and declared advisable this Agreement and the Transactions (including the Opco Merger);

WHEREAS, the Company and Redwood Holdco LP (“Redwood”), as the collective holders of more than a majority of the issued and outstanding and Common Units (as defined in the 2021 Opco LLC Agreement) of Opco LLC (“Opco LLC Units”), have adopted this Agreement concurrently with its execution (the “Opco Unitholder Approval”);

WHEREAS, on April 15, 2022, the Company, Redwood, AP VIII Aspen Holdings, L.P. and Seaport Global SPAC, LLC (“Seaport”) entered into a voting and support agreement (“Redwood Voting Agreement”), pursuant to which, among other things, Redwood has agreed to vote its shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”), and Class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock” and, collectively with the Company Class A Common Stock, the “Company Common Stock”) in favor of the adoption of this Agreement and the transactions contemplated hereby;

WHEREAS, in order to induce the Company to enter into this Agreement, the Company has requested that Chicken Soup for the Soul Productions LLC and certain of its Affiliates (collectively, the “CSSE Control Holder”) execute and deliver to the Company, within twenty-four (24) hours after the execution of this Agreement, a written consent, in the form attached hereto as Exhibit A (the “Written Consent”), pursuant to which, among other things, the CSSE Control Holder has approved the Parent Stock Issuance and related matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Redwood and certain other parties to a tax receivable agreement, dated as of October 22, 2021 (the “Tax Receivable Agreement”), are entering into an amendment thereto pursuant to Section 5.20 hereof, with such amendment substantially in the form attached hereto as Exhibit B (the “TRA Amendment”) which provides for the termination of the Tax Receivable Agreement as of the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties hereto, HPS Investment Partners, LLC (“HPSIP”), Redwood, and Seaport are entering into a mutual release, with such release substantially in the form attached hereto as Exhibit C (the “Mutual Release”) which provides for the mutual release of claims effective as of the Effective Time;

WHEREAS, for U.S. federal income tax purposes, (i) it is intended that the Integrated Mergers, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Mergers

Section 1.01.     The First Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub Inc. shall be merged with and into the Company. Following the First Company Merger, the separate corporate existence of Merger Sub Inc. shall cease, and the Company shall continue as the Surviving Corporation and a wholly-owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL in connection with effecting the First Company Merger. The First Company Merger shall become effective at such time on the Closing Date as the Parties shall agree in writing and shall specify in the First Certificate of Merger (the time the First Company Merger becomes effective being the “Effective Time”).

Section 1.02.     The Opco Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Effective Time, simultaneously with the consummation of the First Company Merger, Opco Merger Sub LLC shall be merged with and into Opco LLC. Following the Opco Merger, the separate existence of Opco Merger Sub LLC shall cease, and Opco LLC shall continue as the Opco Surviving Company, a direct, partially-owned Subsidiary of the Surviving Corporation and a direct, partially-owned Subsidiary of Parent (and, following the Second Company Merger Effective Time, a direct, partially-owned Subsidiary of the Surviving Company and a direct, partially-owned Subsidiary of Parent) and an indirect wholly-owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date (and in any event substantially concurrently with the filing of the First Certificate of Merger with the Delaware Secretary of State), the applicable Parties shall file a certificate of merger (the “Opco Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DLLCA in connection with effecting the Opco Merger. The Opco Merger shall become effective at the Effective Time as the Parties shall specify in the Opco Certificate of Merger.

Section 1.03.     The Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Second Company Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub LLC. Following the Second Company Merger, the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub LLC shall be the Surviving Company. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger and the Opco Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and DLLCA in connection with effecting the Second Company Merger. The Second Company Merger shall become effective one minute after the Effective Time (the time the Second Company Merger becomes effective being the “Second Company Merger Effective Time”) as the Parties shall specify in the Second Certificate of Merger.

Section 1.04.     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place by electronic transfer of signature pages at 10:30 am New York time, as soon as practicable (and, in any event, within three (3) Business Days after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.05.     Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, (i) all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub Inc. shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub Inc. shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (ii) all the property, rights, privileges, powers and franchises of each of Opco LLC and Opco Merger Sub LLC shall vest in the Opco Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Opco LLC and Opco Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Opco Surviving Company and (b) at the Second Company Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and Merger Sub LLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 1.06.     Organizational Documents. At the Effective Time, (i) by virtue of the First Company Merger and without any further action on the part of Parent, the Company, Merger Sub Inc. or any other Person, the Company Charter shall be amended so that it reads in its entirety the same as the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub Inc. shall be automatically amended to become references to the Surviving Corporation), and as so amended shall be the certificate of incorporation of the Surviving Corporation, subject to Section 5.09, until thereafter amended in accordance with its terms and as provided by applicable Law; (ii) by virtue of the First Company Merger and without any further action on the part of Parent, the Company, Merger Sub Inc. or any other Person, the Company Bylaws shall be amended so that they read in their entirety the same as the bylaws of Merger Sub Inc. as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub Inc. shall be automatically amended to become references to the Surviving Corporation), and as so amended shall be the bylaws of the Surviving Corporation, subject to Section 5.09, until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law; and (iii) by virtue of the Opco Merger and without any further action on the part of Parent, the Company, Opco LLC, Opco Merger Sub LLC or any other Person, (A) the certificate of formation of Opco Merger Sub LLC, without any amendment thereto, shall be the certificate of formation of the Opco Surviving Company, until thereafter amended in accordance with its terms and as provided by applicable Law, and (B) the limited liability company operating agreement of Opco Merger Sub LLC (“New Opco LLC Agreement”), without any amendment thereto, shall be the limited liability operating agreement of Opco Surviving Company, until thereafter amended in accordance with their respective terms and as provided by applicable Law, and the Fourth Amended and Restated Limited Liability Company Agreement of Opco LLC, dated as of October 22, 2021, as amended prior to the date hereof, by and among Opco LLC and the Members (as such term is defined therein) from time to time party thereto (the “2021 Opco LLC Agreement”) shall be automatically terminated. As of the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any further action on the part of Parent, the Surviving Corporation, Merger Sub LLC or any other Person, the certificate of formation and limited liability company agreement of Merger Sub LLC in effect as of immediately prior to the Second Company Merger Effective Time shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company from and after the Second Company Merger Effective Time, subject to Section 5.09, until thereafter amended as provided therein or by applicable Law.

Section 1.07.     Directors; Managers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of Merger Sub Inc. immediately prior to the Effective Time shall be the directors of the Surviving Corporation. From and after the Second Company Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the managers of Merger Sub LLC immediately prior to the Second Company Merger Effective Time shall be the managers of the Surviving Company.

Section 1.08.     Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the officers of Merger Sub Inc. immediately prior to the Effective Time shall be the officers of the Surviving Corporation and (ii) the officers of Opco Merger Sub LLC immediately prior to the Effective Time shall be the officers of the Opco Surviving Company. From and after the Second Company Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of Merger Sub LLC immediately prior to the Second Company Merger Effective Time shall be the officers of the Surviving Company.

ARTICLE II
Effect of the MergerS on Capital Stock and interests; Exchange of certificates

Section 2.01.     Conversion of Company Capital Stock; Conversion of Surviving Corporation Stock.

(a)               At the Effective Time, by virtue of the First Company Merger and without any action on the part of the Company, Parent, Merger Sub Inc. or the holders of any shares of capital stock of the Company, Parent or Merger Sub Inc.:

(i)                 Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) (the “Eligible Shares”) shall thereupon be converted into and become exchangeable for 0.087 of a share (the “Exchange Ratio”) of Parent Class A Common Stock. The shares of Parent Class A Common Stock issuable under this Section 2.01(a)(i) are collectively referred to herein as the “Company Merger Consideration.” As of the Effective Time, all shares of Company Class A Common Stock shall no longer be outstanding, automatically be cancelled, cease to exist, and thereafter only represent the right to receive the Company Merger Consideration, and any dividends or other distributions payable pursuant to Section 2.04(d).

(ii)              Each share of Company Class A Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub Inc. immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)            Each share of common stock, par value $0.0001 per share, of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(iv)             The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Company Class A Common Stock, or Parent Class A Common Stock, or any reorganization, recapitalization, reclassification or other like change with respect to the Company Class A Common Stock, or Parent Class A Common Stock, in each case having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.01(a)(iv) shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement. For the avoidance of doubt, the Exchange Ratio shall not be adjusted as a result of the B-2 Exchange.

(b)               At the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any action on the part of Parent, the Surviving Corporation, Merger Sub LLC or the holders of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Merger Sub LLC, each share of common stock of the Surviving Corporation issued pursuant to the First Company Merger and outstanding immediately prior to the Second Company Merger Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor, and Parent shall continue as the sole member of the Surviving Company.

Section 2.02.     Conversion of Opco LLC Units and Cancellation of Company Class B Common Stock.

(a)               At the Effective Time, by virtue of the First Company Merger (with respect to the Company Class B Common Stock) and the Opco Merger (with respect to the Opco LLC Units) and without any action on the part of Parent, the Company, Merger Sub Inc., Opco Merger Sub LLC, Opco LLC or the holders of any shares of capital stock or other equity interests of Parent, the Company, Merger Sub Inc., Opco Merger Sub LLC or Opco LLC:

(i)                 Each Opco LLC Unit issued and outstanding immediately prior to the Effective Time (other than any Excluded Opco LLC Unit), and all rights in respect thereof, shall be converted into the right to receive a number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Opco Merger Consideration” and, together with the Company Merger Consideration, the “Merger Consideration”). Each share of Company Class B Common Stock (together with the related Opco LLC Unit, an “Opco LLC Stapled Unit”) shall be automatically cancelled for no additional consideration as of the Effective Time. The Opco Merger Consideration shall be delivered to the holders of Opco LLC Stapled Units as set forth on Exhibit D (the “Opco Schedule”), which may be updated by Opco LLC from time to time after the date hereof until the date that is three (3) Business Days prior to the Closing Date to reflect transfers and exchanges in accordance with the 2021 Opco LLC Agreement, with such updates to be concurrently delivered to Parent. The Parties agree that (A) Opco LLC shall be solely responsible for the preparation of the Opco Schedule and determination of the amount of Opco Merger Consideration to be delivered to each holder of Opco LLC Stapled Units as set forth therein, (B) Opco LLC shall prepare the Opco Schedule in accordance with and in compliance with all relevant terms of the 2021 Opco LLC Agreement and applicable Law, (C) Parent shall have the right to conclusively rely on the Opco Schedule without investigation or verification of the accuracy of the contents thereof and (D) Parent, the Surviving Company and the Opco Surviving Company shall not have any liability arising out of this Agreement to any Person for any errors or inaccuracies in the Opco Schedule. The issuance of Parent Class A Common Stock by Parent, and the delivery thereof by the Opco Surviving Company or the Exchange Agent, in accordance with the Opco Schedule shall constitute full satisfaction of their respective obligations with respect to the issuance of the Opco Merger Consideration hereunder. As of the Effective Time, the Opco LLC Units (other than the Excluded Opco LLC Units) and shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of such Opco LLC Units and shares of Company Class B Common Stock shall cease to have any rights with respect thereto, except for the right of such holder to receive the Opco Merger Consideration, and any dividends or other distributions payable pursuant to Section 2.04(d).

(ii)              Each Opco LLC Unit owned, directly or indirectly, by the Company or Parent or any of their respective Subsidiaries immediately prior to the Effective Time (collectively, “Excluded Opco LLC Units”) shall remain outstanding and unaffected by the Opco Merger.

(iii)            Each unit of Opco Merger Sub LLC issued and outstanding immediately prior to the Effective Time shall be automatically exchanged for a number of units of the Opco Surviving Company equal to the number of Opco LLC Units (other than Excluded Opco LLC Units) issued and outstanding immediately prior to the Effective Time. No Excluded Opco LLC Units (e.g., Opco LLC Units owned by the Company) shall be exchanged in the Opco Merger.

(b)               The Opco Merger Consideration issuable in accordance with the terms of this Section 2.02 shall be in full satisfaction of all rights pertaining to the Opco LLC Units and any other equity interests of Opco LLC.

(c)               The Opco Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any unit split, split-up, reverse unit split, unit dividend or distribution of securities convertible into Opco LLC Units, or any reorganization, recapitalization, reclassification or other like change with respect to the Opco LLC Units, in each case having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.02(c) shall be construed to permit Opco LLC to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

Section 2.03.     Treatment of Company Equity-Based Awards.

(a)               As of the Effective Time, automatically and without any required action on the part of the holder thereof:

(i)                 each vested Company RSU Award (including any Company RSU Award that vests by its terms as a result of the consummation of the mergers or pursuant to this Section 2.03(a)(i)), that is outstanding as of immediately prior to the Effective Time shall, at the Effective Time automatically, and without any action on the part of Parent, the Company, Opco LLC, or any holder thereof, be cancelled and converted into the right to receive, at the Effective Time, a number of shares of Parent Class A Common Stock equal to the Exchange Ratio multiplied by the number of vested Company RSU Awards held by such holder immediately prior to the Effective Time, with the total shares of Parent Class A Common Stock to be issued to a holder rounded up to the nearest whole share based on the total of such shares being issued to such holder, less applicable withholding taxes in accordance with Section 2.03(d). Notwithstanding anything to the contrary all otherwise unvested Company RSU Awards shall be treated as vested Company RSU Awards pursuant to this Section 2.03(a)(i).

(ii)              each Company Public Warrant shall remain outstanding but become the right to receive upon valid exercise thereof shares of Parent Class A Common Stock equal to the product of (A) the number of shares of Company Class A Common Stock subject to such Company Public Warrant immediately prior to the Effective Time and (B) the Exchange Ratio, with the total shares of Parent Class A Common Stock underlying each Company Public Warrant rounded up to the nearest whole share, and with a corresponding change to the exercise price of such Company Public Warrant based on the Exchange Ratio.

(iii)            each Company Private Warrant shall remain outstanding but become the right to receive upon valid exercise thereof shares of Parent Class A Common Stock equal to the product of (A) the number of shares of Company Class A Common Stock subject to such Company Private Warrant immediately prior to the Effective Time and (B) the Exchange Ratio, with the total shares of Parent Class A Common Stock underlying each Company Private Warrant rounded up to the nearest whole share, and with a corresponding change to the exercise price of such Company Private Warrant based on the Exchange Ratio.

(b)               The Company and Parent shall each take, or cause to be taken, all action necessary, as applicable, to provide for the treatment of the Company Stock Awards as set forth in the foregoing provisions of this Section 2.03.

(c)               As of the Effective Time, Parent shall assume the Company Stock Plan, including (i) all of the obligations with respect to all awards thereunder, as assumed, cancelled or converted as set forth in the foregoing provisions of this Section 2.03 and (ii) with respect to any number of shares (as adjusted pursuant to the Exchange Ratio) that remain (or may again become) available for future issuance thereunder (“Remaining Company Stock Plan Shares”), subject to any limitations under applicable Law or any applicable securities exchange listing requirements. In addition, as soon as practicable following the Effective Time, Parent shall file with the SEC one or more appropriate registration statements with respect to all converted Company Stock Awards under this Section 2.03 and all Parent Class A Common Stock that may be issued in connection with such converted Company Stock Awards and the Remaining Company Stock Plan Shares.

(d)               For the avoidance of doubt, the payment of all amounts payable pursuant to this Section 2.03 shall be subject to appropriate withholding (as applicable) for Taxes in accordance with Section 2.05.

Section 2.04.    Exchange and Payment for Company Common Stock.

(a)               Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), in trust for the benefit of (i) holders of Eligible Shares and (ii) holders of Opco LLC Stapled Units identified on the Opco Schedule, Book-Entry Shares (as defined) (or certificates if requested, available and permissible) representing the shares of Parent Class A Common Stock issuable pursuant to Section 2.01(a)(i) or Section 2.02(a)(i), as applicable. In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.04(d). All shares of Parent Class A Common Stock, dividends, distributions and cash deposited with the Exchange Agent for the benefit of holders of Eligible Shares and holders of Opco LLC Stapled Units are hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares and Opco LLC Stapled Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated this Section 2.04(a), Section 2.04(d) and Section 2.04(f), the Exchange Fund shall not be used for any other purpose. Prior to the Effective Time, Parent will enter into an exchange agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.04.

(b)               As soon as reasonably practicable, but in any event within three (3) Business Days after the Effective Time, the Surviving Company and the Opco Surviving Company shall cause the Exchange Agent to mail to (i) each holder of record of a certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding Eligible Shares that were converted into the right to receive the Company Merger Consideration, and any dividends or distributions payable pursuant to Section 2.04(d), and (ii) each holder of Opco LLC Stapled Units identified on the Opco Schedule as entitled to receive the Opco Merger Consideration, and any dividends or distributions payable pursuant to Section 2.04(d), (A) a form of letter of transmittal (which, with respect to holders of Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent or affidavits of loss in lieu thereof), which letter shall be in customary form and reasonably acceptable to the Company and contain such other provisions as Parent or the Exchange Agent may reasonably specify, and (B) instructions for use in effecting the surrender of such Certificates or Opco LLC Stapled Units, as applicable, in exchange for the Company Merger Consideration or Opco Merger Consideration, respectively, and any dividends or other distributions payable pursuant to Section 2.04(d). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Eligible Shares formerly represented by such Certificate (1) that number of whole shares of Parent Class A Common Stock (after taking into account all Eligible Shares then held by such holder under all Certificates so surrendered) to which such holder of Eligible Shares shall have become entitled pursuant to Section 2.01(a)(i) (which shall be in uncertificated book-entry form unless a physical certificate is requested), and (2) any dividends or other distributions payable pursuant to Section 2.04(d), and the Certificate so surrendered shall forthwith be cancelled. Upon delivery by a holder of Opco LLC Stapled Units of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, to the Exchange Agent, the holder of such Opco LLC Stapled Units shall be entitled to receive in exchange for such Opco LLC Stapled Units (1) that number of whole shares of Parent Class A Common Stock to which such holder of Opco LLC Stapled Units shall have become entitled pursuant to Section 2.02(a)(i) (which shall be in uncertificated book-entry form unless a physical certificate is requested), and (2) any dividends or other distributions payable pursuant to Section 2.04(d). As promptly as practicable after the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Company shall cause the Exchange Agent to issue and send to each holder of uncertificated Eligible Shares represented by book entry (“Book-Entry Shares”) (x) that number of whole shares of Parent Class A Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.01(a)(i) (which shall be in book-entry form unless a physical certificate is requested), and (y) any dividends or other distributions payable pursuant to Section 2.04(d), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates, Book-Entry Shares or Opco LLC Stapled Units. Until surrendered as contemplated by this Section 2.04, each Certificate, Book-Entry Share or Opco LLC Stapled Unit shall be deemed after the Effective Time to represent only the right to receive the Company Merger Consideration or Opco Merger Consideration, as applicable, payable in respect thereof, and any dividends or other distributions payable pursuant to Section 2.4(d).

(c)               If payment of the Company Merger Consideration or the Opco Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate, Book-Entry Share or Opco LLC Stapled Unit (as applicable) is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share or Opco LLC Stapled Unit shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Company Merger Consideration or Opco Merger Consideration (as applicable) to a Person other than the registered holder of such Certificate, Book-Entry Share or Opco LLC Stapled Unit or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)               No dividends or other distributions with respect to Parent Class A Common Stock with a record date after the Effective Time shall be paid to (A) the holder of any unsurrendered Certificate with respect to the shares of Parent Class A Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Certificate in accordance with this Article II or (B) the holder of any Opco LLC Stapled Unit with respect to the shares of Parent Class A Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall deliver to the Exchange Agent a duly completed and validly executed letter of transmittal in accordance with this Article II. Following the surrender of a Certificate by a record holder of Eligible Shares or the delivery of a duly completed and validly executed letter of transmittal by a holder of Opco LLC Stapled Units, as applicable, in each case in accordance with this Article II, there shall be paid to such holder, without interest, (1) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Class A Common Stock and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Class A Common Stock. Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Class A Common Stock under this Article II shall be paid (A) at the time of issuance of such Parent Class A Common Stock by the Exchange Agent under Section 2.04(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Class A Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.04(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.04(b) payable with respect to such whole shares of Parent Class A Common Stock.

(e)               The Merger Consideration or Opco Merger Consideration (as applicable), and any dividends or other distributions payable pursuant to Section 2.04(d),  issued and paid in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Class A Common Stock formerly represented by such Certificates, the Book-Entry Shares or the Opco LLC Stapled Units, as applicable. At the Effective Time, (i) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Class A Common Stock or Company Class B Common Stock that were outstanding immediately prior to the Effective Time, and (ii) the transfer books of Opco LLC shall be closed and there shall be no further registration of transfers of the Opco LLC Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares or Opco LLC Stapled Units, such Certificates, Book-Entry Shares or Opco LLC Stapled Units shall be cancelled and exchanged as provided in this Article II.

(f)                Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender for exchange of Certificates, Book-Entry Shares or Opco LLC Stapled Units. In lieu of the issuance of any such fractional share, Parent shall round such fractional share up to the nearest whole share of Parent Class A Common Stock (based on the total number of share to be issued to such owner).

(g)               Any portion of the Exchange Fund that remains undistributed to the holders of Certificates, Book-Entry Shares or Opco LLC Stapled Units one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) or Opco LLC Stapled Units (except to the extent representing Excluded Opco LLC Units) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the Company Merger Consideration or Opco Merger Consideration (as applicable), and any unpaid dividends or other distributions payable pursuant to Section 2.04(d).

(h)               Notwithstanding anything to the contrary in this Section 2.04, none of Parent, the Surviving Corporation, the Surviving Company, the Opco Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Class A Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Class A Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

(i)                 The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent on a daily basis. Any interest and other income resulting from such investments in amounts in excess of the amounts payable hereunder shall be paid to Parent on demand at any time and from time to time. Parent or the Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates, Book-Entry Shares or Opco LLC Stapled Units pursuant to this Agreement. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article II, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article II.

(j)                 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Company Merger Consideration payable in respect thereof, and any dividends or other distributions payable to Section 2.04(d).

Section 2.05.     Withholding Rights.

(a)               Each of the Parent, the Surviving Corporation, the Surviving Company, the Opco Surviving Company, the Company, Opco LLC and the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Eligible Shares, Opco LLC Stapled Units or Company Stock Awards, as applicable, such amounts as the Person making such payment is required to deduct and withhold under the Code or any provision of state, local or foreign tax Law (and, for the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Class A Common Stock pursuant to this Agreement, a portion of the Parent Class A Common Stock otherwise deliverable hereunder may be withheld). To the extent that amounts are so properly deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made, and, if a portion of the Parent Class A Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Parent Class A Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be determined in good faith by the Parent Board) and having paid such cash proceeds to the appropriate Governmental Entity.

(b)               Opco LLC shall use commercially reasonable efforts to deliver to Parent at or prior to the Closing a properly executed certificate of non-foreign status, meeting the requirements of Code Sections 1445 and 1446(f) (and the applicable regulations thereunder), in a form reasonably acceptable to Parent, with respect to each holder of Opco LLC Units. Neither the Exchange Agent nor any Party shall be entitled to deduct and withhold, or cause to be deducted and withheld, any amount under Code Sections 1445 and 1446(f) from the consideration otherwise payable pursuant to this Agreement to any holder of Opco LLC Units (in respect of such Opco LLC Units) for which such a certificate of non-foreign status is provided; provided, that this Section 2.05(b) shall not be construed to restrict the rights of the Exchange Agent or any Party to withhold under Code Sections 1445 and 1446(f) in respect of a change in applicable tax law occurring after the date of this Agreement.

Section 2.06.     Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting shareholders, shall be available with respect to the Mergers or other transactions contemplated by this Agreement.

ARTICLE III
Representations and Warranties of the CompanY PARTIES

Except: (a) as disclosed in the Company SEC Documents dated and filed at least one (1) Business Day prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature, but, for the purpose of clarification, any factual or historical statements in any such statements shall be included); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants (on behalf of itself and the Company Parties) to the Parent Parties as follows:

Section 3.01.     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)               Organization; Standing and Power. The Company, each other Company Party and each Company Party’s Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Parties and each of their respective Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               Charter Documents. The copies of the Certificate of Incorporation and By-Laws of the Company as most recently filed with the Company SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The copy of the fourth amended and restated limited liability agreement of Opco LLC as most recently filed with the Company SEC Documents is true, correct, and complete copy of such documents as in effect as of the date of this Agreement. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of each Company Party and each of the Company's Subsidiaries. Neither the Company nor any other Company Party or any of the Company’s Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)               Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of each of the Company Parties as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by any of the Company Parties. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of any of the Company Parties that is owned directly or indirectly by such Company Party have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, none of the Company Parties own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02.     Capital Structure.

(a)               Company Capital Stock. The authorized capital stock of the Company consists of 601,000,000 authorized shares, of which (i) 500,000,000 shares are designated as Company Class A Common Stock, (ii) 100,000,000 shares are designated as Company Class B Common Stock; and (iii) 1,000,000 shares, par value $0.0001, are designated “preferred stock.” As of the close of business on May 9, 2022 (the “Measurement Date”), there were 12,618,516 shares of Class A common stock outstanding, 32,770,000 shares of Class B common stock outstanding, and no shares of preferred stock outstanding. No shares of Company Common Stock are held in treasury by the Company. No shares of preferred stock have ever been issued by the Company and none are outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company or Opco LLC owns any shares of Company Common Stock.

(b)               Stock Awards; Convertible Securities; Etc.

(i)                 As of the close of business on the Measurement Date, neither the Company or Opco LLC nor any of their respective Subsidiaries has any outstanding securities, bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or Opco LLC or such Subsidiary on any matter.

(ii)              Section 3.02(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of all holders (“Stock Award Holders”), as of the close of business on the Measurement Date, of outstanding Company RSU Awards, and other similar rights to purchase or receive shares of Company Class A Common Stock or similar rights granted under the Company Stock Plan or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each such Stock Award Holder, (i) any outstanding Company Stock Award held by such Stock Award Holder, (ii) the type of award granted to such Stock Award Holder, (iii) the number of shares of Company Class A Common Stock subject to such Company Stock Award and (iv) the date of grant, vesting schedule, and payment schedule (if different from the vesting schedule).

(iii)            Except for the Company Stock Plan, Company Public Warrants to purchase up to an aggregate of 10,781,233 shares of Company Class A Common Stock, Company Private Warrants to purchase up to an aggregate of 6,062,500 shares of Company Class A Common Stock and as set forth in Section 3.02(b)(iii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Stock Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Stock Awards, Company Public Warrants, Company Private Warrants and as set forth in Section 3.02(b)(iii) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (A) securities of the Company or Opco LLC or any of their respective Subsidiaries convertible into or exchangeable for Company Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or Opco LLC or any of their respective Subsidiaries, or obligations of the Company or Opco LLC or any of their respective Subsidiaries to issue, any Company Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iv)             There are no outstanding Contracts requiring the Company or Opco LLC or any of their respective Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or securities of the Company’s Subsidiaries. Except for the Redwood Voting Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or securities of the Company’s Subsidiaries.

(c)               Company Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or Opco LLC or any of their respective Subsidiaries: (i) have the right to vote on any matters on which stockholders or equityholders of the Company or Opco LLC or any of their respective Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) have the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or Opco LLC or any of their respective Subsidiaries, are issued or outstanding (collectively, “Company Voting Debt”).

(d)               Opco LLC Interests. Section 3.02(b) of the Company Disclosure Letter sets forth a true and complete list of the name of each holder of Opco LLC Units and the number of Opco LLC Units held by such holder, in each case, as of the Measurement Date. All of the Opco LLC Units held by the Company are held free and clear of all Liens, other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws or as set forth in the 2021 Opco LLC Agreement. The rate at which each Opco LLC Unit (together with one share of Company Class B Common Stock) may be exchanged for shares of Company Class A Common Stock pursuant to the terms of the 2021 Opco LLC Agreement is one for one. Opco LLC has no other class of membership interest or other equity interest outstanding. No membership interests of Opco LLC are held in treasury by Opco LLC. All of the outstanding Opco LLC Units were duly authorized, validly issued and fully paid, and not subject to any pre-emptive rights. No Subsidiary of Opco LLC owns any membership interests of Opco LLC. Opco LLC does not have outstanding any rights, options, warrants, awards, securities or other instruments entitling any Person to purchase or acquire any membership interests in Opco LLC. Other than the outstanding Opco LLC Units, Opco LLC has never granted any interests, phantom rights, profit participation rights or interests, or any other rights to share in the economics or distributions of Opco LLC.

Section 3.03.     Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)               Authority. Each Company Party has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (with Company Class A Common Stock and Company Class B Common Stock voting as a single class) and Opco Common Units (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company Parties and the consummation by each of the Company Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Company Parties and no other corporate or company proceedings on the part of the Company or Opco LLC are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock or Opco LLC membership interests necessary to approve and adopt this Agreement, approve the Mergers, and consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Company Parties and, assuming due authorization, execution and delivery by each of the Parent Parties, as applicable, constitutes the legal, valid, and binding obligation of each of the Company Parties, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(b)               Non-Contravention. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.03(b) and Section 3.03(c) of the Company Disclosure Letter and the Requisite Company Vote, the execution, delivery, and performance of this Agreement by each of the Company Parties, and the consummation by each of the Company Parties of the transactions contemplated by this Agreement, including the Mergers, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of any of the Company Parties or any of their respective Subsidiaries; (ii) conflict with or violate any Law applicable to the Company Parties, any of their respective Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any of the Company Parties’ or any of their respective Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Company Material Contract; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of any of the Company Parties or any of their respective Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)               Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any federal, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by any Company Party in connection with the execution, delivery, and performance by the Company Parties of this Agreement or the consummation by any of the Company Parties of the Mergers and other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Proxy Statement/Information Statement/Prospectus in definitive form in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Form S-4, and the declaration of its effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)               Board and Manager Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are in the best interests of, the Company and the Company Stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company Stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL pursuant to the Company Board Recommendation. The Company, as sole managing member of Opco LLC, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are in the best interests of, Opco LLC and its members; and (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein.

(e)               Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board and the managing member of Opco LLC has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04.     SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)               SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since October 22, 2021 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)               Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)               Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company's management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements.

(d)               Disclosure Controls and Procedures. The Company's “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. To the Knowledge of the Company, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)               Undisclosed Liabilities. The audited consolidated balance sheet of the Company dated as of December 31, 2021 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                Off-Balance Sheet Arrangements. Neither the Company nor Opco LLC or any of their respective Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or Opco LLC or any of their respective Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), in each case, where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, Opco LLC or any of their respective Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(g)               Sarbanes-Oxley and Nasdaq Compliance. The Company is in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

Section 3.05.     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and Opco LLC and each of their respective Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respect and there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06.     Taxes.

(a)               Tax Returns and Payment of Taxes. The Company and Opco LLC and each of their respective Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor Opco LLC or any of their respective Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or Opco LLC or any of their respective Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding for which each of the Company and Opco LLC has made an adequate provision for such Taxes in their financial statements, including that included in the Company SEC Documents (in accordance with GAAP). The Company's most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor Opco LLC or any of their respective Subsidiaries has incurred any material Liability for Taxes since the date of the Company's most recent financial statements, included those included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)               Withholding. The Company and Opco LLC and each of their respective Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), other than Taxes that are being contested in good faith by appropriate proceeding for which each of the Company and Opco LLC has made an adequate provision for such Taxes in their financial statements, including that included in the Company SEC Documents (in accordance with GAAP), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)               Liens. There are no Liens for material Taxes upon the assets of the Company or Opco LLC or any of their respective Subsidiaries other than Permitted Liens.

(d)               Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or Opco LLC or any of their respective Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or Opco LLC or any of their respective Subsidiaries. To the Knowledge of the Company, there are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or Opco LLC or any of their respective Subsidiaries.

(e)               Tax Jurisdictions. No claim has been made in writing within the last three (3) years by any taxing authority in a jurisdiction where the Company or Opco LLC or any of their respective Subsidiaries do not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction.

(f)                Tax Rulings. Neither the Company nor Opco LLC or any of their respective Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g)               Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor Opco LLC or any of their respective Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than a group of which Aspen Parent Inc. or New Outerwall Inc. was the common parent); (ii) has any material liability for Taxes of any Person (other than the Company or Opco LLC or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law with respect to Taxes), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than the Tax Receivable Agreement, customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes or as provided in the 2021 Opco LLC Agreement (in respect of potential “imputed underpayment” within the meaning of Code Section 6225)).

(h)               Change in Accounting Method. Neither Company nor Opco LLC or any of their respective Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i)                 Post-Closing Tax Items. None of the Company, Opco LLC or any of their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(j)                 Ownership Changes. Without regard to this Agreement, neither the Company nor Opco LLC or any of their respective Subsidiaries has undergone an "ownership change" within the meaning of Section 382 of the Code since October 22, 2021.

(k)               Section 355. Neither Company nor Opco LLC or any of their respective Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l)                 Reportable Transactions. Neither Company nor Opco LLC or any of their respective Subsidiaries has been a party to, or a material advisor with respect to, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)             Intended Tax Treatment. Neither the Company nor Opco LLC or any of their respective Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Integrated Mergers from qualifying as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 3.06 and Section 3.12 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company and (ii) none of Parent or any of its Affiliates (including, after the Closing, Company and its Subsidiaries) may rely on any of the representations and warranties in Section 3.06 with respect to any position taken in or any Taxes with respect to any post-Closing Date.

Section 3.07.     Intellectual Property.

(a)               Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private domain name registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered trademarks included in the Company-Owned IP.

(b)               Right to Use; Title. To the Knowledge of the Company, the Company, Opco LLC or one of their respective Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”), in each case, (i) free and clear of all Liens other than Permitted Liens and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Nothing in this Section 3.07(b) is, or shall be deemed, construed or interpreted to constitute, a representation of non-infringement of any Intellectual Property, which is solely addressed by the representations set forth in Section 3.07(d).

(c)               Validity and Enforceability. The Company’s, Opco LLC’s and their respective Subsidiaries' rights in the Company-Owned IP set forth on Section 3.07(a) of the Company Disclosure Letter are subsisting and, to the Knowledge of the Company, all issuances and registrations included in such Company-Owned IP are valid and enforceable, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and Opco LLC and each of their respective Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of, and otherwise protect and preserve the confidentiality of, all trade secrets included in the Company-Owned IP and trade secrets of any Person to whom the Company or Opco LLC or any of their respective Subsidiaries has a confidentiality obligation with respect to such trade secrets, in each case except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)               Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and Opco LLC and each of their respective Subsidiaries has not, since January 1, 2020, infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, (A) to the Knowledge of the Company, any patents of any other Person, or (B) any other Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company-Owned IP.

(e)               IP Legal Actions and Orders. There are no Legal Actions pending against the Company or Opco LLC or any of their respective Subsidiaries or, to the Knowledge of the Company, threatened against the Company or Opco LLC or any of their respective Subsidiaries: (i) alleging any infringement, misappropriation, or violation by the Company or Opco LLC or any of their respective Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s or Opco LLC’s or any of their respective Subsidiaries' rights with respect to any Company-Owned IP (except in connection with proceedings before any Governmental Entity with respect to Intellectual Property being prosecuted by the Company or Opco LLC or any of their respective Subsidiaries), in each case (i) and (ii), except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company or Opco LLC or any of their respective Subsidiaries are subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                Company IT Systems. Since January 1, 2020, to the Knowledge of the Company, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and Opco LLC and each of their respective Subsidiaries have taken commercially reasonable steps to safeguard the availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)               Privacy and Data Security. To the Knowledge of the Company, the Company and Opco LLC and each of their respective Subsidiaries have complied with all Privacy Laws and all of the Company’s and Opco LLC’s and their respective Subsidiaries’ publicly posted policies, notices and statements concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of the Company's, Opco LLC’s and each of their respective Subsidiaries' businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, (i) Since January 1, 2020, none of the Company, Opco LLC or any of their respective Subsidiaries have: (A) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in their possession or control; or (B) been subject to or received any written notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company's or Opco LLC’s or any of their respective Subsidiaries' collection, use, processing, storage, transfer, or security of Personal Information or actual, alleged, or suspected violation of any Privacy Law, and (ii) there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08.     Compliance; Permits.

(a)               Compliance. The Company and Opco LLC and each of their respective Subsidiaries are and, since January 1, 2020, have been in compliance with, all Laws applicable to the Company or Opco LLC or any of their respective Subsidiaries, in each case except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2020, neither the Company or Opco LLC or any of their respective Subsidiaries has received any written notice of violation or noncompliance with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)               Permits. The Company and Opco LLC and each of their respective Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written notice from any Governmental Entity since January 1, 2020 regarding any actual or possible suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or Opco LLC or any of their respective Subsidiaries, in each case other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and Opco LLC and each of their respective Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09.     Litigation. As of the date hereof, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or Opco LLC or any of their respective Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or Opco LLC or any of their respective Subsidiaries, in their capacities as such, that would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or Opco LLC or any of their respective Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending, or to the Knowledge of the Company, threatened, in each case, regarding any accounting practices of the Company or Opco LLC or any of their respective Subsidiaries or any malfeasance by any officer or director of the Company or Opco LLC or any of their respective Subsidiaries.

Section 3.10.     Brokers' and Finders' Fees. Except for fees payable to PJT Partners and Kroll, LLC (the “Company Financial Advisor”), neither the Company, or any other Company Party, nor any of their Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11.     Related Person Transactions. There are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between the Company or Opco LLC or any of their respective Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock or membership interests of Opco LLC (or any of their respective family members), but not including any wholly owned Subsidiary of the Company or Opco LLC, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.

Section 3.12.     Employee Benefit Issues.

(a)               Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or Opco LLC or any of their respective Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director or manager of the Company or Opco LLC or any of their respective Subsidiaries (each, a “Company Employee”), or with respect to which the Company or Opco LLC or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b)               Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; and (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan.

(c)               Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code, except as which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (v) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)               Plan Liabilities. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (iv) failed to comply in all material respects with the privacy, security, and breach notification requirements under HIPAA; or (v) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan.

(e)               Certain Company Employee Plans. With respect to each Company Employee Plan:

(i)                 no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six (6) years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)              no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)            no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 3.12(e) of the Company Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 3.12(e) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)             no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)                No Post-Employment Obligations. No Company Employee Plan provides post-termination health benefits or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA, other applicable Law, or for the duration of any severance period under Company Employee Plan providing severance benefits.

(g)               Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three (3) years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)               Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance.

(i)                 Health Plan Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries complies with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)                 Effect of Transaction. Except as provided under this Agreement or set forth on Section 3.12(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Mergers, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or Opco LLC or any of their respective Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k)               Employment Law Matters. The Company and Opco LLC and each of their respective Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)                 Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or Opco LLC or any of their respective Subsidiaries with respect to employees who are employed within the United States is pending, has occurred in the last two (2) years, or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or Opco LLC or any of their respective Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two (2) years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity directed at the Company or Opco LLC or any of their respective Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13.     [Reserved].

Section 3.14.     Real Property and Personal Property Matters.

(a)               Owned Real Estate. Neither the Company nor any of its Subsidiaries owns any Owned Real Estate. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)               Leased Real Estate. Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company's or its Subsidiary's possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens.

Section 3.15.     Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)               Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)               No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or Opco LLC or any of their respective Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)               No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)               No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or Opco LLC or any of their respective Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)               No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.16.     Material Contracts.

(a)               Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or Opco LLC or any of their respective Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)               any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), currently in effect and has been filed (or is required to be filed) by the Company with the SEC;

(ii)              any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) providing for an annual base salary or payment in excess of $350,000 with any (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee;

(iii)            any Contract that the primary purpose of which is to provide for indemnification or any guaranty of any other Person by the Company or any Subsidiary thereof having an outstanding principal amount in excess of $500,000, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)             any Contract that purports to limit in any material respect the right of the Company or Opco LLC or any of their respective Subsidiaries (or, at any time after the consummation of the Mergers, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)               any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or Opco LLC or any of their respective Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $500,000, other than salvage dispositions in the ordinary course of business;

(vi)             any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, which is material to the Company and its Subsidiaries taken as a whole;

(vii)          any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries of the Company or (C) capitalized lease relating to the use of equipment;

(viii)          any employee collective bargaining agreement or other Contract with any labor union;

(ix)             any Company IP Agreement which is material to the Company and Opco LLC and their respective Subsidiaries, taken as a whole, other than (A) licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software (including open source software) that (1) has not been modified or customized by a third party for the Company or Opco LLC or any of their respective Subsidiaries or (2) has a total dollar value not in excess of $500,000, (B) intercompany licenses between or among the Company or Opco LLC or any of their respective Subsidiaries, or (C) non-exclusive licenses granted to customers, suppliers or vendors of the Company or Opco LLC or any of their respective Subsidiaries in the ordinary course of business; and

(x)             any other Contract not made in the ordinary course of business under which the Company or Opco LLC or any of their respective Subsidiaries is obligated to make payment or incur costs in excess of $500,000 in any year and which is not otherwise described in clauses (i)–(xii) above.

(b)               Schedule of Material Contracts; Documents. Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts, other than Company SEC Documents. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)               No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or Opco LLC or any of their respective Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty's Affiliates) regarding an intent to terminate or cancel any Company Material Contract (whether as a result of a change of control or otherwise), in each case, except for such breaches or defaults that have not, individually or in the aggregate, had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.17.     Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company, no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.18.     Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any other Company Party for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company or any other Company Party for inclusion or incorporation by reference in the Proxy Statement/Information Statement/Prospectus will, at the date it is first mailed to the Company Stockholders or Parent Stockholders, or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Information Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company or the other Company Parties.

Section 3.19.     Anti-Corruption Matters. Since their respective inception, none of the Company, Opco LLC or any of their respective Subsidiaries or, to the Knowledge of the Company, any director, officer, employee or agent of, the Company or Opco LLC or any of their respective Subsidiaries (in their capacity as such) has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters.

Section 3.20.     Intended Tax Treatment. Neither the Company nor any other Company Party has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Section 3.21.     Opinions of Financial Advisors. The Company has received the oral opinion of Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to the effect that, based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered, in connection with the preparation of each such opinion, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the public holders of shares of Company Class A Common Stock, in respect of their shares of Company Class A Common Stock. A copy of the written opinion of Duff & Phelps confirming its oral opinion will promptly be provided to Parent solely for informational purposes following the execution of this Agreement and the receipt thereof by the Company and it is agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub Inc., Merger Sub LLC, Opco Merger Sub LLC or any other Person.

Section 3.22.     Redwood Voting Agreement. As of the date hereof, the Redwood Voting Agreement is in full force and effect and, to the Knowledge of the Company, all conditions required for the effectiveness and enforcement of the obligations of the parties thereunder, including but not limited to those prescribed by Section 1(a)(i) thereof, have been, to the extent required to be complied with prior to execution of this Agreement, satisfied in all respects, and, for those conditions may be satisfied after signing of this Agreement, shall be satisfied at or prior to the time of the Company Stockholders Meeting.

ARTICLE IV
Representations and Warranties of Parent PARTIES

Except: (a) as disclosed in the Parent SEC Documents dated and filed at least one (1) Business Day prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature, but, for the purpose of clarification, any factual or historical statements in any such statements shall be included); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, Parent (on behalf of itself and the other Parent Parties) hereby represents and warrants to the Company Parties as follows:

Section 4.01.     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)               Organization; Standing and Power. Parent, each other Parent Party, and each Parent Party’s Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, the other Parent Parties and Parent’s other Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Merger Sub Inc., Merger Sub LLC” and Opco Merger Sub LLC. Neither Parent nor any of such Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)               Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02.     Capital Structure.

(a)               Capital Stock. The authorized capital stock of Parent consists of 100,000,000 authorized shares, of which (i) 70,000,000 shares are designated as Class A common stock, par value $0.0001 (the “Parent Class A Common Stock”), (ii) 20,000,000 shares are designated as Class B common stock, par value $0.0001 (“Parent Class B Common Stock”); and (iii) 10,000,000 shares, par value $0.0001, are designated “preferred stock.” As of the Measurement date, the number of shares of Parent Common Stock outstanding were 7,138,527 shares of Parent Class A Common Stock outstanding (with an additional 2,313,934 shares of Parent Class A Common Stock held in treasury by Parent) and 7,654,506 shares of Parent Class B Common Stock outstanding, and 3,931,047 shares of preferred stock outstanding and designated as Series A 9.75% perpetual redeemable preferred stock. No shares of preferred stock are held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

(b)               Stock Awards; Convertible Securities; Etc.

(i)                 As of the Measurement Date, an aggregate of 1,545,176 shares of Parent Class A Common Stock were reserved for issuance pursuant to options that have been granted under the Parent Stock Plan (“Outstanding Parent Options”). As of the Measurement Date, 341,992 shares of Parent Class A Common Stock remained available for future grant or award under the Parent Stock Plan. No Parent Restricted Shares are issued or outstanding. All shares of Parent Class A Common Stock subject to issuance under the Parent Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)              Other than the Outstanding Parent Options, an aggregate of 4,649,471 shares of Class A Common Stock issuable upon exercise of Parent’s outstanding Class W Warrants, Class Z Warrants, Class I Warrants, Class II Warrants, Class III-A Warrants and Class III-B Warrants, and as set forth in Section 4.02(b)(ii) of the Parent Disclosure Letter, as of the date hereof, there are no outstanding (A) securities of Parent convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)            As of the date hereof, except as set forth in the Parent SEC Documents, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or securities of Parent’s Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or securities of Parent’s Subsidiaries.

(c)               Parent Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

Section 4.03.     Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)               Authority. Each Parent Party has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Mergers, the adoption of this Agreement by Parent as the sole stockholder or member of each of the other Parent Parties, and, in the case of the Parent Stock Issuance, the affirmative vote or consent of the holders of a majority of Parent Common Stock votes cast on such proposal with Parent Class A Common Stock and Parent Class B Common Stock voting as a single class (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The Requisite Parent Vote will be satisfied by delivery of the Written Consent and such Written Consent is irrevocable prior to the termination of this Agreement. The execution and delivery of this Agreement by each of the Parent Parties and the consummation by each the Parent Parties of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent Parties and no other corporate or company proceedings on the part of any of the Parent parties are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Mergers, to the adoption of this Agreement by Parent as the sole stockholder or member of the other Parent Parties, and, in the case of the Parent Stock Issuance, the Requisite Parent Vote. This Agreement has been duly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid, and binding obligation of each of the Parent Parties, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(b)               Non-Contravention. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.03(b) and Section 4.03(c) of the Parent Disclosure Letter and the Requisite Parent Vote, the execution, delivery, and performance of this Agreement by each of the Parent Parties and the consummation by each of the Parent Parties of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of any of the Parent Parties; (ii) conflict with or violate any Law applicable to any Parent Parties or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any of Parent Parties’ or any of their respective Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which any of the Parent Parties or any of their respective Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of any of the Parent Parties or any of their respective Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)               Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by any of the Parent Parties in connection with the execution, delivery, and performance by each of the Parent Parties of this Agreement or the consummation by any of the Parent Parties of the Mergers, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Proxy Statement/Information Statement/Prospectus in definitive form in accordance with the Exchange Act, (B) the Form S-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers, the Parent Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act and other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)               Parent Board Approval. The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are in the best interests of, Parent and the Parent Stockholders, (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein; (iii) directed that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders; and (iv) resolved to recommend that Parent Stockholders vote in favor of approval of the Parent Stock Issuance in accordance with the DGCL pursuant to the Parent Board Recommendation

(e)               Merger Sub Inc. Board Approval. The board of Merger Sub Inc. by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub Inc., duly called and held and, not subsequently rescinded or modified in any way, has determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are in the best interests of, Merger Sub Inc.

(f)                Merger Sub LLC and Opco Merger Sub LLC Member Approval. Parent, as sole member of each of Merger Sub LLC and Opco Merger Sub LLC, has approved the execution and delivery of this Agreement by each such entity.

Section 4.04.     SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)               SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2021 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)               Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)               Internal Controls. Parent has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent or its Subsidiaries that could have a material effect on the financial statements.

(d)               Disclosure Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. To the Knowledge of Parent, neither Parent nor Parent’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(e)               Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2021 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)                Off-Balance Sheet Arrangements. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), in each case, where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s audited financial statements or other Parent SEC Documents.

(g)               Sarbanes-Oxley and Nasdaq Compliance. Parent is in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

Section 4.05.     Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet through the date hereof, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06.     Compliance; Permits.

(a)               Parent and each of its Subsidiaries are and, since January 1, 2020, have been in compliance with, all Laws applicable to Parent or any of its Subsidiaries, in each case, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2020, neither Parent or any of its Subsidiaries has received any notice of violation or noncompliance with respect to any Laws applicable to it, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2020, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written notice from any Governmental Entity since January 1, 2020 regarding any actual or possible suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries, in each case other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07.     Litigation. As of the date hereof, there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries, in their capacities as such, that would be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending, or to the Knowledge of Parent, threatened, in each case, regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent or any of its Subsidiaries.

Section 4.08.     Related Person Transactions. There are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Parent Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Parent SEC Documents.

Section 4.09.     Brokers. Except for fees payable to Guggenheim Securities LLC, the fees and expenses of which will be paid by Parent, neither Parent, or any other Parent Party, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which Parent would be liable in connection the Mergers.

Section 4.10.     Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any other Parent Party for inclusion or incorporation by reference in the Form S-4 to be filed with the SEC by Parent will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or any other Parent Party for inclusion or incorporation by reference in the Proxy Statement/Information Statement/Prospectus to be filed with the SEC and sent to the Company Stockholders and Parent Stockholders in connection with the Mergers, the Parent Stock Issuance, and the other transactions contemplated by this Agreement will, at the date it is first mailed to the Company Stockholders or Parent Stockholders, or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Information Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or the other Parent Parties.

Section 4.11.     Anti-Corruption Matters. Since their respective inception, none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any director, officer, employee or agent of Parent or any of its Subsidiaries (in their capacity as such) has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters.

Section 4.12.     Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.13.     Intended Tax Treatment. Neither Parent nor any other Parent Party has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Section 4.14.     Merger Subs. None of Merger Sub Inc., Merger Sub LLC, or Opco Merger Sub LLC has engaged in any business activities other than those related to the transactions contemplated by this Agreement.

Section 4.15.     Merger Consideration. The Parent Board has resolved that Parent, upon delivering the Written Consent approving the Parent Stock Issuance, reserve for issuance all of the shares of Parent Class A Common Stock constituting the Merger Consideration. Giving effect the Written Consent approving the Parent Stock Issuance, all shares of Parent Class A Common Stock when issued and delivered in accordance with the terms of this Agreement shall be duly authorized, validly issued and nonassessable.

Section 4.16.     Opinions of Financial Advisors. Parent has received the oral opinion of Guggenheim Securities, LLC, to the effect that, based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered, in connection with the preparation of each such opinion, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Parent Common Stock. A copy of the written opinion of Guggenheim Securities, LLC confirming its oral opinion will promptly be provided to the Company solely for informational purposes following the execution of this Agreement and the receipt thereof by Parent and it is agreed that such opinions are for the benefit of the Parent Board and may not be relied upon by the Company or Opco LLC or any other Person.

Section 4.17.     Debt Financing.

(a)               Parent has delivered to the Company Parties true and complete copies of fully executed debt commitment letters (including all exhibits, schedules, annexes, supplements and term sheets forming part thereof) addressed to Parent, dated as of the date hereof (the “Debt Commitment Letter”), from HPSIP (acting through such of its affiliates, affiliated or managed funds and separately managed accounts as it deems appropriate, collectively, the “Lenders”), a copy of which is attached hereto as Exhibit F, pursuant to which the Lenders have committed, upon the terms and subject only to the express conditions set forth therein, to provide Parent with debt financing for the purposes set forth therein, including to support the transactions contemplated hereby (the “Debt Financing”).

(b)               The Debt Commitment Letter is the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, is in full force and effect and is enforceable against Parent and, to the knowledge of Parent, the other parties thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other requirements of Law relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(c)               Except as set forth in the Debt Commitment Letter, there is no condition precedent to the obligations of the Lenders to fund the Debt Financing or, as of the date hereof, any other written agreements, side letters or arrangements to which Parent or any of its Affiliates is party relating to the Debt Financing that contain any conditions precedent to the funding of the Debt Financing or permit the imposition of new or additional conditions precedent or the expansion of any existing conditions precedent to the funding of the Debt Financing.

(d)               As of the date hereof, (i) the Debt Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated as of the date hereof) and (ii) the respective commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated as of the date hereof), in the case of each of clauses (i) and (ii), in a manner that would reasonably be expected to materially adversely affect the amount or availability of the Debt Financing on the Closing Date. Assuming the accuracy of the information provided to Parent or its Affiliates by or on behalf of the Company Parties or any of its Affiliates, as of the date hereof, no event has occurred which would result in any breach by Parent of, or constitute a default by Parent under (or an event which with notice or lapse of time or both would constitute a default), the Debt Commitment Letter or, to the knowledge of Parent otherwise materially adversely affect the availability of the Debt Financing on the Closing Date (assuming satisfaction of the conditions set forth in Article VI). As of the date hereof, Parent (i) is not aware of any fact or occurrence that makes any of the representations or warranties of Parent in the Debt Commitment Letter inaccurate in any material respect, (ii) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Debt Commitment Letter and (iii) has no reason to believe that any portion of the Debt Financing will not be made available to Parent on the Closing Date (assuming satisfaction of the conditions set forth in Article VI), including any reason to believe that any of the Lenders will not perform their respective funding obligations under the Debt Commitment Letter in accordance with its terms and conditions.

ARTICLE V
Covenants

Section 5.01.     Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, each of the Company and Opco LLC shall, and shall cause each of their respective Subsidiaries, except as required by applicable Law (including COVID-19 Measures), or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), use its reasonable best efforts to conduct its business in the ordinary course, consistent with past practice and the Annual Operating Plan, in all material respects, and, to preserve substantially intact its and its Subsidiaries' business organization, keep available the services of its and its Subsidiaries' current officers and employees, and preserve its and its Subsidiaries' present relationships with customers, suppliers, distributors, licensors, licensees, creditors, and other Persons having material business relationships with it, and shall comply in all material respect with the requirements of the Securities Exchange Act of 1934, as amended, including the timely filing with the SEC of all reports required to be filed thereunder; provided that, the Company may, in connection with COVID-19, take such actions as are reasonably necessary (i) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (ii) to respond to third-party supply or service disruptions caused by COVID-19, and any such actions taken (or not taken) as a result of or in response to COVID-19 shall not be considered a breach of this Section 5.01; provided, however, that no such action shall be taken or omission made or action refrained from without the prior written consent of Parent that would (A) constitute a breach of any of the covenants in clauses (a), (b), (c), (j), (k), (l), (m), (n), (s), (t) or (u), below, (B) be reasonably likely to require the expenditure of aggregate amounts or forfeiture of business having aggregate value in excess of $500,0000 or (C) reasonably be likely to have a Company Material Adverse Effect; and provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business or the Annual Operating Plan, to resume conducting its business in the ordinary course of business and in accordance with the Annual Operating Plan in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, neither the Company or Opco LLC shall, nor shall it permit any of its respective Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)               amend or propose to amend its Charter Documents;

(b)               (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests except dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or Opco LLC or any of their respective Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than, in each case, in respect of (A) an exchange of Opco LLC Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Charter and Article XII of the 2021 Opco LLC Agreement and this Agreement, (B) any Company RSU Awards outstanding on the Measurement Date, or issued after the Measurement Date in accordance with this Agreement, in each case in accordance with their terms as in effect on the Measurement Date or the date of such later issuance or (C) any shares of capital stock of the Company which are sold, transferred or distributed to a Subsidiary to facilitate the B-2 Exchange;

(c)               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than any Permitted Lien) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Class A Common Stock or Company Class B Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Class A Common Stock (i) upon the settlement of Company RSU Awards outstanding on the Measurement Date or issued after the Measurement Date in accordance with this Agreement, in each case, in accordance with their terms or the terms of any other contract or agreement governing such Company RSU Awards or Company PRSU Awards, in each case, as in effect on the Measurement Date or the date of such later issuance, (ii) upon an exchange of Opco LLC Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Charter and Section Article XII of the 2021 Opco LLC Agreement and this Agreement or (iii) shares of capital stock of the Company which are sold, transferred or distributed to a Subsidiary to facilitate the B-2 Exchange);

(d)               except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or Opco LLC or any of their respective Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)               acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)                transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company or Opco LLC; provided, that the foregoing shall not prohibit the Company or Opco LLC or any of their respective Subsidiaries from (i) transferring, selling, leasing, or disposing of obsolete equipment or assets, (ii) granting non-exclusive licenses under the Company IP in the ordinary course of business consistent with past practice, or (iii) effecting transactions solely among the Company, Opco LLC, and their respective wholly owned Subsidiaries or among the respective wholly owned Subsidiaries of the Company or Opco LLC in the ordinary course of business, and (iv) effecting sales, abandonment, lapses of assets or items or materials in an amount not in excess of $500,000 individually or $1,000,000 in the aggregate;

(g)               repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or Opco LLC or any of their respective Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) any such indebtedness between the Company, Opco LLC or their respective wholly owned subsidiaries or among the respective wholly owned subsidiaries of the Company or Opco LLC; provided that the Company shall be permitted in its discretion of incur up to an additional $5,000,000 of debt for borrowed money prior to Closing (in addition to the Pre-Closing Borrowing Covenant), on terms reasonably satisfactory to Parent.

(h)               amend, modify or waive in any material respect adverse to the Company, any provisions of any credit agreement or other agreements for borrowed money;

(i)                 enter into or amend or modify in any material respect (in a manner adverse to the Company or any of its Subsidiaries), or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(j)                 institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or Opco LLC or any of their respective Subsidiaries of any amount exceeding $1,000,000 in the aggregate, other than (i) any Legal Action brought against the Company arising out of a breach or alleged breach of this Agreement by the Company, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;

(k)               make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l)                 (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any material method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or Opco LLC or any of their respective Subsidiaries;

(m)             enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture or strategic partnership;

(n)               except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company or Opco LLC with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, any other Parent Party, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(o)               abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company-owned IP, or grant any right or license to any material Company-owned IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(p)               terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q)               engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or Opco LLC or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(r)                enter into any new line of business outside of its existing business;

(s)                fundamentally change its consolidated business or operate any material part of its business outside of the ordinary course;

(t)                 adopt or implement any stockholder rights plan or similar arrangement;

(u)               borrow or utilize in excess of an aggregate outstanding principal amount of $45,000,000 of Sixth Amendment Incremental Revolving Loans under (and as defined in) the Existing Credit Facility referred to in the Debt Commitment Letter (“Pre-Closing Borrowing Covenant”); or

(v)               agree or commit to do any of the foregoing.

The Company shall provide Parent with reasonable evidence of compliance with the Pre-Closing Borrowing Covenant from time to time as reasonably requested.

Section 5.02.     Conduct of the Business of Parent. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), use its reasonable best efforts to conduct its business in the ordinary course, consistent with past practice, in all material respects. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.02 of the Parent Disclosure Letter, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)               amend its Charter Documents in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Class A Common Stock;

(b)               adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, or other reorganization of Parent that would prevent the consummation of the transactions contemplated hereby;

(c)               fundamentally change its consolidated business or operate any material part of its business outside of the ordinary course;

(d)               make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law; or

(e)               agree or commit to do any of the foregoing.

Section 5.03.     Access to Information; Confidentiality.

(a)               Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, to the extent permitted by applicable law, afford to Parent and Parent's Representatives reasonable access, at normal business hours and with reasonable advance notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure is subject to any terms of confidentiality in favor of a third party or would jeopardize the protection of attorney-client privilege or contravene any Law or legal duty (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No representation or warranty is made as to the accuracy of information provided pursuant to this Section 5.03 and no investigation shall affect the Company's representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or any other Parent Party pursuant to this Agreement. Notwithstanding the foregoing, no Company Party shall be required to provide any Parent Party or their representatives with access to or to disclose information to conduct any invasive environmental investigation or sampling of soil, air, ambient air, surface water, building materials, groundwater or other environmental media.

(b)               Confidentiality. The parties hereby agree that all information provided to the other party or the other parties' Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with the Mutual Non-disclosure Agreement, dated April 17, 2020 (as amended on February 3, 2022), between Parent and Redbox Automated Retail, LLC (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04.     No Solicitation.

(a)               Takeover Proposal. Except as otherwise provided in this Section 5.04, the Company shall not, and shall direct or cause its respective Subsidiaries and its or its respective Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person's “Representatives”) not to, directly or indirectly, solicit, initiate, or take any action to knowingly facilitate or knowingly encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b), below: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Opco LLC or any of their respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Opco LLC or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal (other than to ascertain facts from the Person making such proposal or offer for the sole purpose of the Company Board informing itself about such proposal or offer and the Person that made it and for the Company to refer the inquiring Person to this Section 5.04); (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or Opco LLC or any of their respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall not, and shall cause its Subsidiaries and Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Opco LLC or any of their respective Subsidiaries that was furnished by or on behalf of such party to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 5.04 by any Representative of the Company, purporting to act on behalf of the applicable party or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.04 by the Company.

(b)               Superior Proposal. Notwithstanding Section 5.04(a), above, prior to the receipt of the Requisite Company Vote, the Company Board may, subject to Section 5.04(d), below: (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 48 hours) provided for informational purposes to the Parent); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law. Notwithstanding a Company Adverse Recommendation Change, the Company shall remain obligated by the provisions of this Agreement, including, but not limited to, Section 5.05 and Section 5.06.

(c)               Notification to Parent. In the event that the Company Board takes any of the actions under Section 5.04(a), above, or referred to in clauses (i) through (iv) of Section 5.04(b), above, the Company shall promptly (but in no event later than 48 hours) notify Parent in writing. The Company shall also notify the Parent promptly (but in no event later than 48 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or Opco LLC or any of their respective Subsidiaries by any third party that informs the Company, Opco LLC or any of their respective Subsidiaries that it is considering making or has made a Takeover Proposal. Such notice shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep the Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall promptly provide the Parent with a list of any non-public information concerning the Company’s or any of its Subsidiaries' business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.

(d)               Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any of its Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or terminate this Agreement to enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a breach of this Section 5.04, if (A) the Company promptly notifies the Parent, in writing, at least four (4) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or terminating this Agreement to enter into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Company Adverse Recommendation Change or intends to terminate this Agreement to enter into an Acquisition Agreement, (B) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies the Parent of any such material revision (it being understood that there may only be two such extensions)), and (D) the Company’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e)               Intervening Event. In circumstances not involving a Takeover Proposal, the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with their respective outside legal advisors) that (A) a Company Intervening Event has occurred or arisen, and (B) the failure to do so would be inconsistent with its duties under applicable Law.

(f)                Stop, Look and Listen. Nothing contained in this Section 5.04 shall prohibit the Company or the Company Board from (i) taking or disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communications to shareholders of the Company), (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to shareholders of the Company) or (iii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that the failure to make such disclosure would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that nothing in this Section 5.04(f) shall be deemed to permit a Company Adverse Recommendation Change other than in accordance with Section 5.04(d).

Section 5.05.     Preparation of Form S-4, Information Statement and Proxy Statement.

(a)               Form S-4, Information Statement and Proxy Statement and Form S-4. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (but within twenty (30) Business Days), Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 or other applicable form (the “Form S-4”), which shall contain (i) a written information statement prepared by Parent of the type contemplated by Rule 14c-2 of the Exchange Act, which shall contain the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Mergers and the transactions contemplated by this Agreement (the “Information Statement”), (ii) a proxy statement prepared by the Company in connection with the solicitation of proxies from the holders of shares of Company Common Stock to obtain the Requisite Company Vote (the “Proxy Statement”) and (iii) a prospectus prepared by Parent relating to the Parent Stock Issuance (the “Prospectus,” and, together with the Proxy Statement and Information Statement, the “Proxy Statement/Information Statement/Prospectus”). Parent and the Company shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Mergers and the Parent Stock Issuance (with such Form S-4 registering the issuance of the shares of Parent Class A Common Stock issuable in the Mergers and upon exercise of the Company Public Warrants and Company Private Warrants). Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Class A Common Stock for offering or sale in any jurisdiction. Promptly after the Form S-4 is declared effective by the SEC, Parent and the Company shall file the Proxy Statement/Information Statement/Prospectus, as applicable, with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement, and Parent shall use its reasonable best efforts to cause the Information Statement and the Prospectus: (A) to be mailed to the Company Stockholders or Parent Stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Proxy Statement or Information Statement and Prospectus, respectively, complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Class A Common Stock in the Mergers, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b)               Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Proxy Statement/Information Statement/Prospectus. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Proxy Statement/Information Statement/Prospectus if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Form S-4 or the Proxy Statement/Information Statement/Prospectus, as applicable, and to cause the Form S-4 or Proxy Statement/Information Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock and/or Parent Common Stock, in each case as and to the extent required by applicable Law.

(c)               SEC Comments. Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Proxy Statement/Information Statement/Prospectus promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Proxy Statement/Information Statement/Prospectus with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the holders of Company Common Stock or Parent Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Proxy Statement/Information Statement/Prospectus, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Proxy Statement/Information Statement/Prospectus, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 5.06.     Company Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (a) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Mergers; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Parent updated with respect to proxy solicitation results as requested Parent. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (i) in order to obtain a quorum of its stockholders; (ii) as reasonably determined by the Company to comply with applicable Law or (iii) to solicit additional proxies from shareholders of the Company to the extent the Company has determined that such postponement is reasonably necessary to obtain the requisite approval from its stockholders). The obligations of the Company under this Section 5.06 shall continue in full force and effect unless this Agreement is validly terminated in accordance with Article VII. No matter or proposal, other than the consideration of this Agreement and the transactions prescribed hereby (and related matters), shall be put before the Company Stockholders or voted on by the stockholders at the Company Stockholders Meeting.

Section 5.07.     Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent, and Parent shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.07 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.08.     Employees; Benefit Plans.

(a)               Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months following the Effective Time, (or if earlier, the date of the employee's termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of any governing plan documents, Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (i) annual base salary or wage level and annual bonus opportunities that are at least as favorable as that in effect immediately prior to the Effective Time, (ii) equity incentive opportunities that are comparable to annual or other equity incentive opportunities provided to similarly situated employees of Parent, and (iii) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b)               Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Company to, credit all service of the Company Continuing Employees with the Company or Opco LLC or any of their respective Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation and severance pay) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that, such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan. For the twelve-month period commencing on the Effective Time, Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the Company Continuing Employees with eligibility for severance benefits consistent with those described in Schedule 5.08(b)(i). With respect to Company Employees identified on Schedule 5.08(b)(ii), Parent shall honor, or cause its subsidiaries to honor the obligations of the Company with respect to severance benefits as set forth on Schedule 5.08(b)(iii).

(c)               [Reserved]

(d)               Employees Not Third-Party Beneficiaries. This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Company, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Company, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Company, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Company.

(e)               WARN Act. On or before the Closing Date, the Company shall provide a list of the name and site of employment of any and all Company Employees who have experienced, or who will experience, an employment loss or layoff (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a plant closing or mass layoff (the “WARN Act”)) within ninety (90) days prior to the Closing Date. The Company shall update this list up to and including the Closing Date. The Company and Parent agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. Parent shall be responsible for providing any notice (or pay in lieu of notice) required pursuant to the WARN Act with respect to a layoff or plant closing involving Company Employees that occurs on or after the Closing Date. The Company shall be responsible for providing any such notice (or pay in lieu of notice) with respect to a layoff or plant closing occurring prior to, on or after the Closing Date and involving Company Employees.

(f)                Prior Written Consent. With respect to matters described in this Section 5.08, the Company will not send any written notices or other written communication materials to Company Employees without Parent’s prior review.

Section 5.09.     Directors' and Officers' Indemnification and Insurance .

(a)               Indemnification. Parent agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company or Opco LLC or any of their respective Subsidiaries(each an “Indemnified Party”) as provided in the Charter Documents of the Company or Opco LLC, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09(a) of the Company Disclosure Letter, shall be assumed by the Surviving Company in the Mergers, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms. From and after the Effective time, for a period of six (6) years from the Effective Time, (without limiting any rights the Indemnified Parties may have under Charter Documents of the Company or Opco LLC or any indemnification agreement) the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify, defend and hold harmless each Indemnified Party against any and all costs (including settlement costs) or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or based on, in whole or in part, the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or Opco LLC, or is or was serving at the request of the Company or Opco LLC as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether threatened, pending or completed and whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Opco LLC would have been permitted under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Charter Documents of the Company or Opco LLC in effect on the date of this Agreement to indemnify such Person (and the Surviving Company shall, and Parent shall cause the Surviving Company to, also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification). The Surviving Company shall, and Parent shall cause the Surviving Company to ensure that the Charter Documents of the Surviving Company to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)               Insurance. Prior to the Effective Time, the Company may, and if the Company does not or is unable to, the Surviving Company shall, and Parent shall cause the Surviving Company to obtain as of the Effective Time “tail” insurance policies an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are at least as favorable to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Company be required to expend a one-time premium for such coverage in excess of in excess of two-hundred percent (200%) of the annual premiums paid by the Company prior to the date hereof in respect of such coverage (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)               Survival. The obligations of Parent and the Surviving Company under this Section 5.09 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(d)               Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10.     Reasonable Best Efforts.

(a)               Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Mergers and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, as promptly as reasonably practicable and advisable: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any required filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)               Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.10(a) hereof the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable and advisable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any required notification and report form and related material required under the HSR Act and any additional consents and required filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable and advisable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.10(c) hereof, use their reasonable best efforts to take all actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods. The Parties will take, and will cause their respective Affiliates to take, any and all steps or actions necessary to obtain any necessary approval or obtain the expiration or termination of any waiting period under the HSR Act or any other applicable Law, to prevent the initiation of any lawsuit by any Governmental Entity under the HSR Act or any other applicable Law, and to prevent the entry of any Order that would otherwise make the transaction unlawful, in each case, so as to enable the Parties to expeditiously close the transaction, including the taking of steps or actions (i) to sell, license, otherwise dispose of or hold separate, or agree to sell, license, otherwise dispose of or hold separate, any entities, assets, technology, intellectual property rights or facilities of Parent or its Affiliates or the Company, (ii) to terminate, amend or assign existing relationships or contractual rights and obligations, (iii) to amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements, (iv) to change or modify any course of conduct or otherwise make any commitment (to any Governmental Entity or otherwise) regarding future operations of Parent or its Affiliates or the Company, or (v) otherwise to take or commit to take any actions that would limit Parent’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, one or more of Parent’s or its Affiliates’ businesses, product lines, licenses, operations, rights, assets or rights or interests therein, or the businesses, product lines, licenses, operations, rights, assets or rights or interests of the Company. Within 45 days of the date of this Agreement the parties shall, for purposes of this Section 5.10 only, establish and agree to the earliest possible estimated closing date (the “Estimated Closing Date”). Within 60 days of, but no later than 50 days prior to, that Estimated Closing Date, Parent or its Affiliates shall determine, in consultation with the Company, whether the filing of notification and report forms under the HSR Act will be required prior to consummation of the Mergers. Should such filings be required, the filings will be made no later than 45 days prior to the Estimated Closing Date. Should Parent or its Affiliates determine, in consultation with the Company, based on information available within 60 days of but no later than 50 days prior to that Estimated Closing Date, that filings of notification and report forms under the HSR Act will not be required prior to consummation of the Mergers, then Parent or its Affiliates, in consultation with the Company, shall refresh that assessment as necessary, due to the Closing Date possibly occurring later than the Estimated Closing, every 10 calendar days following the initial assessment, and the parties will file no later than five (5) Business Days following a determination that such filings are required.

(c)               Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Mergers or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Parties shall cooperate in all respects and shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

Section 5.11.     Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Mergers and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.11 shall not apply to any release, statement, announcement, or other disclosure made with respect to (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.04, (ii) any other disclosures issued or made in compliance with Section 5.04; or (iii) the Mergers and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.11.

Section 5.12.     Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, any other Parent Party, the Company, any other Company Party, the Mergers, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13.     Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14.     Stock Exchange Matters.

(a)               Listing of Parent Class A Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in connection with the Mergers to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

(b)               Delisting; Deregistration of Company Common Stock. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Company of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.15.     Certain Tax Matters.

(a)               Each of the Parent and the Company shall, and shall cause its Subsidiaries to, use its reasonable commercial efforts to cause the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Neither Parent nor the Company shall (nor shall they permit their respective Subsidiaries to) take any action (whether or not otherwise permitted under this Agreement), or cause any action to be taken, which action would prevent or impede, or that could reasonably be expected to prevent or impede, the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Each of Parent and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Integrated Mergers, taken together, may not qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

(b)               This Agreement is intended to constitute, and the Parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The relevant Parties shall treat the Integrated Mergers, taken together, as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code for U.S. federal, state and other relevant income Tax purposes, shall file all their Tax Returns consistent with such tax treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with such Tax treatment.

(c)               Parent, the Company and Opco LLC acknowledge and agree that, for U.S. federal income tax purposes (and for the purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Opco Merger is intended to be treated with respect to the holders (other than the Company) of Opco LLC Units as a taxable sale by each such holder of the Opco LLC Units held by such holder in exchange for the Opco Merger Consideration, and Parent, the Company and Opco shall file their respective Tax Returns consistent with the intended tax treatment described above and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with such Tax treatment.

Section 5.16.     Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Knowledge of the Company, threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Mergers and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. Prior to the earlier of the Effective Time or termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the transactions contemplated hereby, provided that Company shall: (a) give Parent the opportunity to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.17.     Delivery of CSSE Control Holder Written Consent. Within twenty-four (24) hours after the execution of this Agreement, the CSSE Control Holder shall deliver the Written Consent, which Written Consent shall be irrevocable.

Section 5.18.     Delivery of Merger Sub Written Consents. Within 24 hours following the execution of this Agreement, Parent will, in accordance with applicable Law and Parent’s Charter Documents, in its capacity as the sole stockholder of Merger Sub Inc., deliver to the Company a duly executed written consent adopting this Agreement and the Transactions on behalf of Merger Sub Inc. Concurrently with the execution of this Agreement, (a) Parent has, in accordance with applicable Law and Parent’s Charter Documents, in its capacity as the sole member of Merger Sub LLC, delivered to the Company a duly executed written consent adopting this Agreement and the Transactions on behalf of Merger Sub LLC; (b) Parent has, in accordance with applicable Law and Parent’s Charter Documents, in its capacity as the sole member of Opco Merger Sub LLC, delivered to the Company a duly executed written consent adopting this Agreement and the Transactions on behalf of Opco Merger Sub LLC; and (c) the Company has, in accordance with applicable Law and the 2021 Opco LLC Agreement, delivered to Parent a duly executed written consent adopting this Agreement on behalf of Opco LLC.

Section 5.19.     Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company's Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.20.     TRA Amendment. Concurrently with the execution and delivery of this Agreement, the Company, Redwood and certain other parties to the Tax Receivable Agreement, shall execute and deliver the TRA Amendment.

Section 5.21.     B-2 Debt Conversion. Immediately prior to the execution and delivery of this Agreement, Parent, the Company, and Redwood shall execute and deliver the Debt Conversion Agreement attached hereto as Exhibit E (“Debt Conversion Agreement”) with respect to the B-2 Exchange.

Section 5.22.     Debt Financing.

(a)               Parent will use its reasonable best efforts to arrange and obtain the Debt Financing at Closing, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) comply in all material respects with its obligations under the Debt Commitment Letter, (iii) negotiate definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contained therein, (iv) satisfy on a timely basis all conditions to the initial funding of the Debt Financing at Closing applicable to Parent or its Affiliates in the Debt Commitment Letter and such definitive agreements, in each case, that are within its control, (v) enforces its rights under the Debt Commitment Letter and (vi) consummate at Closing the Debt Financing contemplated by the Debt Commitment Letter.

(b)               If any portion of the Debt Financing contemplated by the Debt Commitment Letter becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter for any reason other than failure of the conditions in Article VI to be satisfied, Parent will use reasonable best efforts to obtain (i) alternative financing for any such portion from alternative sources on terms not materially less favorable than those set forth in the Debt Commitment Letter and (ii) one or more new or amended Debt Commitment Letters and new or amended definitive agreements with respect to such alternative financing. Parent will promptly provide the Company Parties with an executed copy of any new or amended Debt Commitment Letter and a redacted (solely as to fees and other economic terms and any flex provisions) copy of any fee letter in connection therewith. If any new or amended Debt Commitment Letters are obtained, (i) any reference in this Agreement to the “Debt Commitment Letter” will be deemed to include such new or amended Debt Commitment Letters to the extent still then in effect (together with any accompanying fee letter), (ii) any reference in this Agreement to the “Debt Financing” will mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing and (iii) any reference in this Agreement to the “Lenders” will be deemed to include the lender parties to such new or amended Debt Commitment Letters to the extent still then in effect.

(c)               Parent will (i) keep the Company Parties informed following written demand in reasonable detail of the status of its efforts to obtain the Debt Financing or any alternative financing pursuant to Section 5.22(b)) and (ii) promptly provide the Company Parties with copies of all executed amendments, modifications or replacements of the Debt Commitment Letter or definitive agreements for the Debt Financing entered into prior to Closing. Parent will promptly notify the Company Parties (A) of any breach or default by any party to the Debt Commitment Letter or definitive agreements for the Debt Financing entered into prior to Closing of which Parent or any of its Affiliates becomes aware, (B) of the receipt by Parent or any of its Affiliates of any written notice or other written communication from any Lender with respect to any breach or default, or any termination or repudiation, in each case, by any party to the Debt Commitment Letter or any definitive agreements for the Debt Financing entered into prior to Closing and (C) if for any reason Parent at any time believes it will not be able to obtain all or any portion of the Debt Financing contemplated to be funded at Closing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or any definitive agreements related to the Debt Financing entered into prior to Closing. Notwithstanding any of the foregoing, in no event will Parent be under any obligation to disclose any information pursuant to this Section 5.22 that would waive the protection of the attorney-client or other legal privilege or result in the violation of any applicable confidentiality undertakings; provided, however, that in such case, Parent will, to the extent permitted by applicable requirements of Law and/or such applicable confidentiality undertakings, provide notice to the Company Parties that such information is being withheld and a general description of such information.

(d)               Parent will use its reasonable best efforts to arrange and obtain at or prior to Closing any consents and/or amendments to that certain Credit, Security and Guaranty Agreement (the “MidCap Credit Agreement”), dated as of May 21, 2021, among CSSE and its subsidiaries party thereto as borrowers, Midcap Financial Trust, in its capacity as administrative agent thereunder, and each of the lenders party thereto, necessary to permit the Debt Financing and the other transactions contemplated hereby (the “MidCap Consent/Amendment”).

(e)               If the commitments under the MidCap Credit Agreement become unavailable and/or if Parent is not able to obtain the MidCap Consent/Amendment, Parent will use reasonable best efforts to promptly refinance the MidCap Credit Agreement with replacement financing meeting the applicable requirements set forth in the Debt Financing (which replacement financing shall, for the avoidance of doubt, permit the Debt Financing and the other transactions contemplated hereby). Parent will promptly provide the Company Parties with drafts and executed copies of any definitive agreements relating to any such refinancing.

Section 5.23.     Warrants. Prior to the Effective Time, Parent shall execute an amendment to each of the Company Public Warrants and Company Private Warrants which assumes each such Company Public Warrant or Company Private Warrant, as applicable as of the Effective Time in accordance with the terms thereof and this Agreement.

Section 5.24.     Redwood Voting Agreement. The Company shall not agree to, cause, or allow any amendment to any term or provision of the Redwood Voting Agreement (the result of which would delay or impair obtaining the Requisite Company Vote) without the prior consent of Parent. The Company shall not waive any provision or covenant of the Voting Agreement or waive any breach of any covenant or representation under the Redwood Voting Agreement (the result of which would delay or impair obtaining the Requisite Company Vote) without the prior consent of Parent.

Section 5.25.     Registration Rights. In accordance with the terms of the Redwood Voting Agreement, prior to the Closing (but in no event later than the day immediately preceding the date of the Company Stockholders Meeting), the Company and Parent will each use commercially reasonable efforts to ensure that the Stockholders (as defined in the Redwood Voting Agreement) are granted customary registration rights that are reasonably acceptable to the Stockholders with respect to the CSSE Class A Common Stock that the Stockholders receive in the Mergers (which will be effective as of immediately following the Effective Time); provided, that, in the event that the Company or Parent provides any holder of Company Common Stock with registration rights in respect of equity securities that such holder receives in connection with the Mergers, the Company or Parent will provide the Stockholders with the same registration rights that the Company or Parent provided to such holder of Company Common Stock along with “piggyback” rights with respect to future sales by such holder of any equity securities received in connection with the Mergers.

Section 5.26.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, any other Company Party or any of Merger Sub Inc., Merger Sub LLC, Opco Merger Sub, or Surviving Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other Company Party or any of Merger Sub Inc., Merger Sub LLC, Opco Merger Sub, or Surviving Company, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Mergers.

ARTICLE VI

Conditions

Section 6.01.     Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)               Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)               Listing. The shares of Parent Class A Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(c)               Written Consent. The Written Consent shall have been delivered and not withdrawn

(d)               Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the S-4, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)               Regulatory Approvals. All waiting periods applicable to the consummation of the Mergers under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(f)                No Injunctions, Restraints, or Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, Order or decree issued by any Governmental Entity of competent jurisdiction prohibiting the consummation of the Mergers, the Parent Stock Issuance, or the other transactions contemplated by this Agreement shall be in effect, and no Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws after the date of this Agreement that make illegal consummation of the Mergers, the Parent Stock Issuance, or the other transactions contemplated by this Agreement.

(g)               Debt Restructure. HPSIP and its affiliates shall have executed and delivered to Parent definitive financing agreements consistent with the form credit agreement made part of the Debt Commitment Letter.

Section 6.02.     Conditions to Obligations of Parent Parties. The obligations of the Parent Parties to effect the Mergers are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Parent Parties on or prior to the Closing of the following conditions:

(a)               Representations and Warranties. The representations and warranties of the Company (i) Section 3.03(a), Section 3.03(d), Section 3.05, and Section 3.10 which (A) are not qualified by a materiality or a “Material Adverse Effect” qualification or exception, shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) are qualified by a materiality or a “Material Adverse Effect” qualification or exception, shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in Section 3.02(a) shall be true and correct except for de minimis inaccuracies as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)               Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)               Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)               Other Agreements Effective. Each of the TRA Amendment and Debt Conversion Agreement shall be in full force and effect as of the Effective Time.

(e)               Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

Section 6.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)               Representations and Warranties. The representations and warranties of Parent (i) Section 4.03(a), Section 4.03(d), Section 4.05, Section 4.09 and Section 4.11 which (A) are not qualified by a materiality or a “Material Adverse Effect” qualification or exception, shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) are qualified by a materiality or a “Material Adverse Effect” qualification or exception, shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in Section 4.02 shall be true and correct except for de minimis inaccuracies as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)               Performance of Covenants. Parent and the other applicable Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)               Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)               Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c).

ARTICLE VII

Termination, Amendment, and Waiver

Section 7.01.     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02.     Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of both the Requisite Company Vote and Requisite Parent Vote):

(a)               if the Mergers have not been consummated on or before October 31, 2022 (the “End Date”); provided, that (i) if any of the conditions to Closing set forth in Section 6.01(e), or Section 6.01(f) (solely if the applicable legal restraint relates to any Antitrust Laws) are not satisfied or waived on or prior to the close of business on the End Date but all other conditions to Closing set forth in Section 6.01, Section 6.02 and Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to January 31, 2023 and, if so extended, such date shall be the “End Date”; provided, further, that if any such conditions are not satisfied or waived on or prior to the close of business on January 31, 2023 but all other conditions to Closing set forth in Section 6.01, Section 6.02 and Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to April 30, 2023 and, if so extended, such date shall be the “End Date”; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the Mergers to be consummated on or before the End Date;

(b)               if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Mergers, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c)               if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that a breach by Redwood or its affiliates of the Redwood Voting Agreement shall not give rise to the right of the Company to terminate under this Section 7.02(c) and the Parties shall promptly cooperate in securing timely enforcement of the Redwood Voting Agreement, including seeking an injunction or injunctions to prevent breaches or threatened breaches of the Redwood Voting Agreement or enforcing specifically the performance of the terms and provisions thereof, pursuant Section 8.13(a); or

Section 7.03.     Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)               if a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement or the Company shall have breached in any material respect any of its covenants or agreements set forth in Section 5.01(u) or Section 5.04; or

(b)               if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or any other Parent Party is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04.     Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a)               if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof (including Sections 5.04(a)), to enter into an Acquisition Agreement in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement;

(b)               if the CSSE Control Holder has not executed and delivered to the Company, within twenty-four (24) hours after the execution of this Agreement, the Written Consent; or

(c)               if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or any other Parent Party set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company or any other Company Party is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

Section 7.05.     Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06.     Fees and Expenses Following Termination.

(a)               If this Agreement is terminated by: (i) Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Company Termination Fee;

(b)               If this Agreement is terminated by the Company pursuant to Section 7.04(a) (including by reason of undertaking any Takeover Proposal permitted by Section 5.04 in accordance with all provisions of Section 5.04), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Company Termination Fee; and

(c)               If this Agreement is terminated by the Company or Parent pursuant to (i) Section 7.02(a) hereof or Section 7.02(c) hereof or (ii) by Parent pursuant to Section 7.03(b) hereof (and in each case a Takeover Proposal is made, communicated or publicly disclosed prior to such termination; provided that, for all purposes of this Section 7.06(c), each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”), and within twelve (12) months following the date of such termination of this Agreement (A) the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, and such Takeover Proposal is subsequently consummated or (B) a Takeover Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Company Termination Fee.

(d)               The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Mergers), and that, without such provisions, the parties would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment, the Company shall pay to Parent the reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(e)               Except as expressly set forth in this Section 7.06, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with the HSR Act, and any other Antitrust Law, and the filing of the filing fees for the S-4, in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07.     Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 7.08.     Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01.     Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“2021 Opco LLC Agreement” has the meaning set forth in Section 1.06.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the party with any of the provisions of Section 5.04.

“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Annual Operating Plan” means the operating plan of the Company and its Subsidiaries for 2022 (and each year thereafter prior to consummation of the Mergers or termination of this Agreement) as same has been submitted by the Company to Parent and has been approved by Parent.

“Antitrust Laws” means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Book-Entry Share” has the meaning set forth in Section 2.04(b).

“Business Day” means any day, other than Saturday, Sunday, or any day on which SEC or banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“B-2 Exchange” means the transactions contemplated by the Debt Conversion Agreement.

“B-2 Loans” means the “Term B-2 Loan Obligations,” as defined in the Debt Conversion Agreement.

“Certificate” has the meaning set forth in Section 2.04(b).

“Certificates of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Closing” has the meaning set forth in Section 1.04.

“Closing Date” has the meaning set forth in Section 1.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Award Agreement” means any award agreement or other written agreement between the Company and a Company Stock Award holder that governs the terms and conditions of a Company Stock Award held by such Company Stock Award holder.

“Company Adverse Recommendation Change” means the Company Board: (a) making, withdrawing, amending, modifying, or materially qualifying, in any manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is mailed to the Company Stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; or (e) failing to reaffirm (publicly, if so requested by Parent; provided that Parent may only make one such request, unless additional Takeover Proposals are made by another third party or prior proposals are materially modified, in which case a request may be made with respect to each of same) the Company Board Recommendation within ten (10) Business Days (or such lesser number of days available prior to the Company Stockholders Meeting) after the date any Takeover Proposal (or material modification thereto) (other than the type referred to clause (c) is first publicly disclosed by the Company or the Person making such Takeover Proposal (it being understood that in reaffirming the Company Board Recommendation, the Company Board may state that it is reviewing the Takeover Proposal).

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Class A Common Stock” has the meaning set forth in the Recitals.

“Company Class B Common Stock” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.08(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company Intervening Event” means a material event, development or change in circumstances with respect to the Company or any of its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (i) was unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the receipt of the Requisite Company Vote; provided, that none of the following will constitute, or be considered in determining whether there has been, a Company Intervening Event: (A) any financing, acquisitions, or divestitures involving any of the Parties to this Agreement or any Affiliate thereof; (B) the receipt, existence of or terms of any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or any matter relating thereto or consequence thereof; and (C) changes in the market price or trading volume of the Company Common Stock or the fact that the Company meets or exceeds internal or external projections or forecasts or any estimates of earnings, revenues, or other financial or other metrics for any period (it being understood that the underlying cause of such change or fact shall not be excluded by this clause (C) from the meaning of “Company Intervening Event” or the determination of whether there has been a Company Intervening Event so long as such underlying cause does not fall into clause (A) or (B) of this definition).

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, in each case with respect to Intellectual Property and to which the Company or Opco LLC or any of their respective Subsidiaries is a party.

“Company IT Systems” means all computer hardware, servers, networks, platforms, peripherals, and similar items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased or licensed by the Company or Opco LLC or any of their respective Subsidiaries and primarily used (including through cloud-based or other third-party service providers) in its respective business.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Performance Awards” has the meaning set forth in Section 203(a)(i)

“Company PRSU Award” means each restricted stock unit that is (i) subject in whole or in part to performance-based vesting and (ii) payable in shares of Company Class A Common Stock or the value of which is determined with reference to the value of shares of Company Class A Common Stock.

“Company Restricted Stock Award” means each restricted share of Company Class A Common Stock that is subject to vesting requirements.

“Company RSU Award” means each restricted stock unit that is (i) subject solely to service-based vesting and (ii) payable in shares of Company Class A Common Stock or the value of which is determined with reference to the value of shares of Company Class A Common Stock.

“Company Material Contract” has the meaning set forth in Section 3.16(a).

“Company Merger Consideration” has the meaning set forth in Section 2.01(a)(i).

“Company-Owned IP” means all Intellectual Property owned by the Company or Opco LLC or any of their respective Subsidiaries.

“Company Part(y)(ies)” means Redbox Entertainment Inc. and Opco LLC.

“Company Private Warrants” mean the common stock purchase warrants to purchase up to 6,062,500 shares of Company Class A Common Stock that were initially issued to the Seaport Global SPAC, LLC.

“Company Public Warrants” means the common stock purchase warrants of the Company currently listed on Nasdaq under the symbol “RDBXW.”

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Awards” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Plan” means the following plan, as amended: Redbox Entertainment Inc. (f/k/a Seaport Global Acquisition Corp.) 2021 Omnibus Incentive Plan.

“Company Stockholders” has the meaning set forth in the Recitals.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Termination Fee” means $15,000,000.

“Company Voting Debt” has the meaning set forth in Section 3.02(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions, variations or mutations thereof or related or associated health conditions, epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “non-essential business order,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“CSSE Control Holder” has the meaning set forth in the Recitals.

“Debt Conversion Agreement” has the meaning set forth in Section 5.21.

“Debt Commitment Letter” has the meaning set forth in Section 4.17.

“Debt Financing” has the meaning set forth in Section 4.17.

“Delaware Secretary of State” has the meaning set forth in Section 1.01.

“Director Award” has the meaning set fort h in Section 2.03(a)(i).

“DGCL” has the meaning set forth in Section 1.01.

“DLLCA” has the meaning set forth in Section 1.02.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.01.

“Eligible Shares” has the meaning set forth in Section 2.01(a)(i)

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety as it relates to exposure to Hazardous Substances, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. as it relates to exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.04(a).

“Exchange Fund” has the meaning set forth in Section 2.04(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(a)(i).

“Excluded Opco LLC Units” has the meaning set forth in Section 2.02(a)(ii).

“Excluded Shares” has the meaning set forth in Section 2.01(a)(ii).

“First Certificate of Merger” has the meaning set forth in Section 1.01.

“First Company Merger” has the meaning set forth in the Recitals.

“Form S-4” has the meaning set forth in Section 3.18.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.10(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HPSIP” has the meaning set forth in the recitals.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.09(a).

“Information Statement” has the meaning set forth in the Section 5.05(a).

“Integrated Mergers” has the meaning set forth in the Recitals.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction where the Company and its Subsidiaries has operated its business since January 1, 2020: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company, Opco LLC and their Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company's Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent's Disclosure Letter; in each case, after due inquiry of such individuals’ direct reports.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or Opco LLC or any of their respective Subsidiaries holds any Leased Real Estate in excess of $100,000 base rent payable annually, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or Opco LLC or any of their respective Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or Opco LLC or any of their respective Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Lenders” has the meaning set forth in Section 4.17.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, any event, change, circumstance, occurrence or effect that (i) has, or would have, a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the ability of such Person to consummate the Transactions; provided, however, in the case of clause (i) only, no event, change, circumstance, occurrence or effect to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur: (A) changes in conditions or developments generally applicable to the industry in the United States or any other country where the Person has material operations; (B) general economic or political conditions that effect the industry in the United States or any other country where the Person has material operations; (C) any change in applicable Law or GAAP (or authoritative interpretation thereof); (D) geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism arising after the date hereof; (E) any epidemic, pandemic, disease outbreak (including the COVID-19 virus and any variants thereof) or other public health crisis or public health event, or the worsening of any of the foregoing after the date hereof; (F) any failure of such Person to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period, (G) any events, circumstances, changes or effects that affect the industries in which such Person and its Subsidiaries operate, (H) the public announcement of the Mergers or the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including shareholders and unitholders), joint venture parties or employees, (I) any Action including any derivative claims arising out of or relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement, (J) any actions taken or omitted to be taken by a Party at the written direction of the other Parties (for the avoidance of doubt any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction of” such Party); or (K) compliance with the terms of, or the taking of any action expressly required by, this Agreement (except for any obligation under this Agreement to operate in the ordinary course of business (or similar obligation) pursuant to Section 5.1), except to the extent any such event, change, circumstance, occurrence or effect directly or indirectly resulting from, arising out of, attributable to or related to any of the matters described in clauses (A) and (B) has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the online video content distribution industry in the geographic areas in which such Person and any of its Subsidiaries operate (in which case, such event, change, circumstance, occurrence or effect (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur solely to the extent it is disproportionate). Notwithstanding anything to the contrary, it is acknowledged and agreed that none of the Parties maintain material operations with respect to or within Ukraine and the current conflict there shall not be deemed to give rise to a Material Adverse Effect.

“Maximum Premium” has the meaning set forth in Section 5.09(b).

“Measurement Date” has the meaning set forth in Section 3.02(a).

“Mergers” have the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.02(a)(ii).

“Merger Sub Inc.” has the meaning set forth in the Preamble.

“Merger Sub LLC” has the meaning set forth in the Preamble.

“MidCap Credit Agreement” has the meaning set forth in Section 5.22(d).

“MidCap Consent/Amendment” has the meaning set forth in Section 5.22(d).

“Mutual Release” has the meaning set forth in the Recitals.

“Nasdaq” means The Nasdaq Global Select Market.

“Opco Certificate of Merger” has the meaning set forth in Section 1.02.

“Opco LLC” has the meaning set forth in the Preamble.

“Opco LLC Unit” has the meaning set forth in the Recitals.

“Opco Merger” has the meaning set forth in the Recitals.

“Opco Merger Consideration” has the meaning set forth in Section 2.02(a)(i).

“Opco Merger Sub LLC” has the meaning set forth in the Preamble.

“Opco Schedule” has the meaning set forth in Section 2.02(a)(i).

“Opco LLC Stapled Units” has the meaning set forth in Section 2.02(a)(i).

“Opco Surviving Company” has the meaning set forth in the Recitals.

“Opco Unitholder Approval” has the meaning set forth in the Recitals.

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or Opco LLC or any of their respective Subsidiaries.

“Outstanding Parent Options” has the meaning set forth in Section 4.02(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(d).

“Parent Benefit Plans” has the meaning set forth in Section 5.08(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in the Recitals.

“Parent Class A Common Stock” has the meaning set forth in the Recitals.

“Parent Class B Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and the other Parent Parties to the Company concurrently with the execution of this Agreement.

“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Part(y)(ies)” means Chicken Soup for the Soul Entertainment, Inc., RB First Merger Sub Inc., RB Second Merger Sub LLC, and Redwood Opco Merger Sub LLC.

“Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(ii).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plan” means the following plan, as amended: 2017 Performance Equity Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Stockholders” has the meaning set forth in the Recitals.

“Parent Voting Debt” has the meaning set forth in Section 4.02(c).

“Part(y)(ies)” mean the Persons that have executed and are bound by the terms of this Agreement.

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) in the case of Intellectual Property, any non-exclusive license to any Intellectual Property entered into in the ordinary course and non-material imperfections or non-material irregularities in the chain of title evident from the records of the applicable Governmental Entity maintaining such records; and (g) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means all information that identifies an individual person, in addition to any definition for any similar term provided by applicable Law (e.g., “personally identifiable information” or “PII”).

“Pre-Closing Borrowing Covenant” has the meaning set forth in Section 5.1(u).

“Privacy Laws” means all applicable Laws relating to the collection, use, processing, storage, transfer or security of Personal Information.

“Prospectus” has the meaning set forth in Section 5.02(a).

“Proxy Statement” has the meaning set forth in Section 5.02(a).

“Proxy Statement/Information Statement/Prospectus” has the meaning set forth in Section 3.18.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Redwood” has the meaning set forth in the Recitals.

“Redwood Voting Agreement” has the meaning set forth in the Recitals.

“Remaining Company Stock Plan Shares” has the meaning set forth in Section 2.03(c).

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“Seaport” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 3.03(c).

“Second Certificate of Merger” has the meaning set forth in Section 1.03.

“Second Company Merger” has the meaning set forth in the Recitals.

“Second Company Merger Effective Time” has the meaning set forth in Section 1.03.

“Securities Act” has the meaning set forth in Section 3.03(c).

“Stock Award Holders” has the meaning set forth in Section 3.02(b)(ii).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that such party's board determines in good faith (after consultation with outside legal counsel and such party's financial advisor) is (a) reasonably likely to be consummated in accordance with its terms and (b) if consummated, more favorable from a financial point of view to the holders of such party's common stock than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Mergers contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.04(e).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(e).

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of the Company and its Subsidiaries' consolidated assets or to which 20% or more of the Company’s and its Subsidiaries' net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or Opco LLC or any of their respective Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever.

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” has the meaning set forth in the Recitals.

“TRA Amendment” has the meaning set forth in the Recitals.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” has the meaning set forth in the Section 5.08(e).

“Written Consent” has the meaning set forth in the Recitals.

Section 8.02.     Interpretation; Construction.

(a)               The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company or any other Company Party to Parent or any other Parent Party, or by Parent or any other Parent Party to the Company or any other Company Party, shall mean posted to the electronic data room established in respect to the Mergers at least one (1) Business Day prior to the date of this Agreement

(b)               The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03.     Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Second Company Merger Effective Time, other than those covenants or agreements of the Parties that by their terms apply, or are to be performed in whole or in part, after the Second Company Merger Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04.     Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05.     Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the any state or federal court within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06.     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07.     Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or any other Parent Party, to:	Chicken Soup for the Soul Entertainment, Inc. 132 E Putnam Ave Cos Cob, CT 06807 Attention: William J. Rouhana, Jr. Email: wrouhana@chickensoupforthesoul.com
with a copy (which will not constitute notice to Parent or the other Parent Parties) to:	Graubard Miller The Chrysler Building 405 Lexington Ave New York, NY 10174 Attn: David Alan Miller and Brian L. Ross Email: dmiller@graubard.com bross@graubardcom
If to the Company or any other Company Party, to:	Redbox Entertainment Inc. 1 Tower Lane, Suite 800 Oakbrook Terrace, Illinois 60801 Attention: Frederick Stein Email: fstein@redbox.com
with a copy (which will not constitute notice to the Company) to:	Weil, Gotshal & Manges LLP 767 5th Avenue New York, NY 10153 Attention: Frederick S. Green; Matthew J. Gilroy Email: frederick.green@weil.com; matthew.gilroy@weil.com

Section 8.08.     Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09.     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, and (b) the rights of the Indemnified Parties as set forth in Section 5.09.

Section 8.10.     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11.     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or any other Parent Party, on the one hand, nor the Company or any other Company Party on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (i.e., Parent in the case of Parent Parties and Company in the case of Company Parties), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, any of Merger Sub Inc., Merger Sub LLC or Opco Merger Sub LLC may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent's direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12.     Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13.     Specific Performance.

(a)             The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b)             Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14.     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By	/s/ William J. Rouhana Jr.

Name: William J. Rouhana, Jr. Title: Chief Executive Officer

RB FIRST MERGER SUB INC.

By	/s/ William J. Rouhana Jr.

Name: William J. Rouhana, Jr. Title: Chief Executive Officer

RB SECOND MERGER SUB LLC

By	/s/ William J. Rouhana Jr.
Name: William J. Rouhana, Jr. Title: Chief Executive Officer

REDWOOD OPCO MERGER SUB

By	/s/ William J. Rouhana Jr.

Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

REDBOX ENTERTAIMENT INC.

By	/s/ Galen C. Smith

Name: Galen C. Smith
Title: Chief Executive Officer

REDWOOD INTERMEDIATE LLC

By	/s/ Galen C. Smith

Name: Galen C. Smith
Title: President

99